Execution Version

STOCK PURCHASE AGREEMENT

by and among

Tedea-Technological Development and Automation, Ltd.

as the Seller

Measurement Specialties, Inc.

as the Purchaser

and

Transducer Controls Corporation

as the Company

Dated as of September 30, 2011

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of September 30, 2011, by and among Measurement Specialties, Inc., a New Jersey corporation (the “Purchaser”), Transducer Controls Corporation, a California corporation, d.b.a. Celesco Transducer Products, Inc. (the “Company”) and Tedea-Technological Development and Automation, Ltd., an Israeli corporation and the sole stockholder of the Company (the “Seller”).  The Purchaser, the Seller and the Company will collectively be referred to herein as the “Parties.”

A.        Certain capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Annex I.

B.        The Seller owns all of the issued and outstanding capital stock of the Company (the “Shares”).

C.        On the terms and subject to the conditions contained in this Agreement, the Seller desires to sell all of the Shares to the Purchaser and to receive in exchange therefore the Transaction Consideration, and the Purchaser desires to purchase all of the Shares from the Seller and to pay in exchange the Transaction Consideration (as set forth and subject to the post-Closing Transaction Consideration adjustment as provided in Section 2.4 of this Agreement).

Now therefore, the Parties agree as follows:

I.  CERTAIN INTERPRETIVE MATTERS.

1.1        Certain Interpretive Matters.

1.1.1       Unless the context requires otherwise, (a) all references to Sections, Articles, Exhibits, Annexes or Schedules are to Sections, Articles, Exhibits, Annexes, or Schedules of or to this Agreement, (b) the headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement, (c) each term defined in this Agreement has the meaning assigned to it, (d) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (e) words in the singular include the plural and vice versa, (f) all reference to $ or dollar amounts will be to lawful currency of the United States, (g) to the extent the term “day” or “days” is used, it will mean calendar days, (h) references to the masculine, feminine or neuter gender include each other gender, (i) the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, or other subdivision, (j) the terms “including” and “includes” mean “including or includes without limitation,” (k) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement, (l) reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time, (m) the information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained in any Schedule shall be deemed to be an admission by any party hereto to any third Person of any matter whatsoever, including an admission of any violation of any Laws or breach of any agreement, and (n) each of the Schedules and the disclosures therein will apply and consist of disclosures to the corresponding section or subsection of this Agreement and to any other section that is specifically identified (by cross-reference or otherwise) as being qualified by such exception or with respect to which the relevance of such exception is apparent on the face of the disclosure of such exception so long as such item is fairly described with reasonable particularity and detail.

1.1.2       The Parties intend that each representation, warranty and covenant contained in this Agreement shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity), which such Party has not breached, shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

1.1.3       No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or any provision of this Agreement.

1.1.4       All references to the “knowledge of the Company” or to words of similar import will be deemed to be references to the actual knowledge of the Knowledge Persons, and such knowledge that would reasonably be expected to be known by such Knowledge Persons in the ordinary and usual course of the performance of their professional responsibility, in each case after due inquiry, including without limitation of the other personnel and records of the Company and its Affiliates, provided that the Company shall not be required to make direct inquiries of its customers or suppliers specifically as to the accuracy of the representations and warranties contained herein.

1.1.5       When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

II.  SURRENDER OF CERTIFICATES; CLOSING; POST-CLOSING ADJUSTMENT.

2.1        Purchase of Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to the Shares, free and clear of all Liens (other than the Liens to be released as a result of the Closing Indebtedness Payments) and as from the Closing Date all risk relating to the Shares shall vest with the Purchaser, subject to the representations and warranties herein.  In exchange for the Shares, the Purchaser shall pay to the Seller at the Closing the Transaction Consideration as provided in this Agreement.  For the avoidance of any doubt, except as set forth in Article III, it is expressly agreed that all of the Company’s property, leased real property, inventory, machinery and equipment, spare parts, intellectual property, technology, software, hardware and other personal property relating to its business shall be in AS IS physical condition on the Closing Date.

2.2        Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement will take place at the offices of DLA Piper LLP (US), 1201 West Peachtree Street, Atlanta, GA 30309 at 10:00 A.M. Eastern Time, on September 30th 2011 or on such other date and at such other place agreed to by the Purchaser and the Seller (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

2.3        Transaction Consideration.  The transaction consideration shall be an amount equal to the sum of (i) Thirty Five Million Dollars ($35,000,000) plus (ii) the excess of the Company’s cash over Indebtedness on the Closing Date or minus (iii) the excess of Indebtedness over the Company’s cash on the Closing Date  (the “Transaction Consideration”).  Three (3) Business Days prior to the Closing, the Seller shall have caused the Company to deliver to the Purchaser, in a form reasonably agreed upon by the Purchaser, a good faith calculation of the amount of the Transaction Consideration (the “Transaction Consideration Statement”). The Transaction Consideration shall be paid at the Closing by the Purchaser as follows:

2.3.1     Closing Payments.

(a)      the aggregate dollar amount to satisfy any Indebtedness to be paid at the Closing (the “Closing Indebtedness Payments”) to the applicable lenders identified in, and in accordance with, the pay-off letters (the “Pay-Off Letters”) provided to the Purchaser prior to the Closing, which Pay-Off Letters shall be in a commercially reasonable form satisfactory to the Purchaser and indicate that such lenders have agreed to release immediately all Liens relating to the properties and assets of the Company upon receipt of the amounts indicated in such Pay-Off Letters (other than any such Liens which relate to Indebtedness which shall not be paid at the Closing and which are the Permitted Liens set forth on Schedule 6.1);

(b)      the aggregate dollar amount to satisfy any Selling Expenses that remain unpaid at Closing and to pay said amount directly to the Persons entitled thereto in accordance with invoices from such Persons provided to the Purchaser prior to the Closing;

(c)      by wire transfer of the amount of Two Million Dollars ($2,000,000) to the Escrow Agent pursuant to the terms of the Escrow Agreement; and

(d)      the remaining balance of the Transaction Consideration shall be paid to the Seller by wire transfer of immediately available funds to an account designated in writing to the Purchaser by the Seller at least two (2) Business Days prior to the Closing.

2.3.2     Payment of the Transaction Consideration.  Except for the post-Closing Transaction Consideration adjustment under Section 2.4 below, the payment by the Purchaser of the Transaction Consideration in accordance with Section 2.3 shall constitute payment by the Purchaser to the Seller and satisfaction of the Purchaser’s obligation to pay such amount hereunder.

2.4        Post-Closing Transaction Consideration Adjustment.  The Transaction Consideration shall be subject to adjustment after the Closing as specified in this Section 2.4:

(a)      Closing Balance Sheet.  As promptly as practicable, but in any event within sixty (60) days after the Closing Date, the Seller shall prepare and deliver to the Purchaser a balance sheet of the Company as of the Closing and reflecting the Closing Working Capital audited by Ernst & Young - Israel (the “Closing Balance Sheet”), together with a certificate of the Seller stating that the Closing Balance Sheet was prepared in accordance with GAAP applied (to the extent not inconsistent with GAAP) on a basis consistent with the preparation of the Financial Statements and the Working Capital Target statement attached hereto as Exhibit D (the “Working Capital Target Statement”).  The Purchaser shall provide the Seller with full access during normal business hours to (i) Mr. Dan Haklai and the same personnel who prepared the Financial Statements, to the extent the same are then employees or contractors of the Company or the Purchaser and (ii) those books and records of the Company necessary to enable the Seller to confirm the accuracy of the Closing Balance Sheet pursuant to this Section 2.4(a) and (iii) the staff of Ernst & Young - Israel.

(b)        Disputes.  Unless the Purchaser timely disputes the Closing Balance Sheet pursuant to this Section 2.4(b), the Closing Balance Sheet delivered by the Seller to the Purchaser shall be final, binding and conclusive on the Purchaser and the Seller.  The Purchaser may dispute the Closing Balance Sheet only by sending a written notice (a “Dispute Notice”) to the Seller within thirty (30) days of the Seller’s delivery of the Closing Balance Sheet to the Purchaser.  The Dispute Notice must identify each disputed item on the Closing Balance Sheet, specify the amount of such dispute and set forth, in reasonable detail, the basis for such dispute.  In the event of such a dispute, the Purchaser and the Seller shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed items shall be final, binding and conclusive on the Purchaser and the Seller.  If any such resolution by the Purchaser and the Seller leaves in dispute amounts, the net effect of which in the aggregate would not affect the Closing Working Capital on the Closing Balance Sheet by more than 10%, then all such amounts shall be deemed to be resolved in favor of the Closing Balance Sheet delivered by the Seller to the Purchaser.  If the Purchaser and the Seller are unable to reach a resolution with such effect within twenty (20) days after the Purchaser’s delivery of the Dispute Notice to the Seller, then the Purchaser and the Seller shall promptly submit any remaining disputed items to the Accounting Referee.  If any remaining disputed items are submitted to the Accounting Referee for resolution (A) each party will furnish to the Accounting Referee such workpapers and other documents and information relating to the remaining disputed items as the Accounting Referee may request and are available to that party, and each party will be afforded the opportunity to present to the Accounting Referee any materials relating to the disputed items and to discuss the resolution of the disputed items with the Accounting Referee; (B) the determination by the Accounting Referee, as set forth in a written notice to the Purchaser and the Seller, shall be final, binding and conclusive on the Purchaser and the Seller; and (C) the fees and disbursements of the Accounting Referee shall be allocated between the Purchaser and the Seller in the same proportion that the aggregate amount of the remaining disputed items submitted to the Accounting Referee that is unsuccessfully disputed by each party (as finally determined by the Accounting Referee) bears to the total amount of all remaining disputed items submitted to the Accounting Referee.

(c)        Purchase Price Adjustment.  The Closing Balance Sheet shall be deemed to be final, binding and conclusive on the Purchaser and the Seller upon the earliest of (A) the failure of the Purchaser to notify the Seller of a dispute within thirty (30) days of the Seller’s delivery of the Closing Balance Sheet to the Seller; (B) the resolution of all disputes by the Purchaser and the Seller; and (C) the resolution of all disputes by the Accounting Referee.  Within three (3) Business Days of the Closing Balance Sheet being deemed final, binding and conclusive, a Transaction Consideration adjustment shall be made as follows:

(i)        In the event that the Closing Working Capital reflected on the final Closing Balance Sheet is less than 90% of the average Working Capital on the last day of each of the four (4) quarters ending 12/31/10, 3/31/11, 6/30/11 and 9/30/11 (the “Working Capital Target”) prepared on the same method that the average on the last day of the 3 quarters ending 12/31/10, 3/31/11, 6/30/11 is calculated in Exhibit D, then the Seller shall pay the Refund by wire transfer of immediately available funds to an account designated by the Purchaser or shall permit distribution of such amount to the Purchaser from the Escrow Account (as defined in the Escrow Agreement).  The “Refund” means the amount by which the Working Capital reflected on the Closing Balance Sheet is less than the Working Capital Target.

(ii)      In the event that the Working Capital reflected on the final Closing Balance Sheet exceeds 110% of the Working Capital Target, then the Purchaser shall pay the Additional Consideration by wire transfer of immediately available funds to an account designated by the Seller.  The “Additional Consideration” means the amount by which the Working Capital on the Closing Balance Sheet exceeds the Working Capital Target.

2.5        Proceedings.  Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceeding will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.

III.  REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE SELLER

The Company and the Seller, jointly and severally, represent and warrant to the Purchaser as follows:

3.1        Existence and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing as a corporation under the Laws of the State of California.  The Company has the requisite corporate power and authority and all Licenses, consents, and approvals required to carry on its business as presently conducted.  Except as disclosed on Schedule 3.1, the Company is duly qualified or licensed to conduct business as a foreign entity and is in good standing in each jurisdiction where such qualification is required.  The Company has delivered to the Purchaser true and complete copies of its articles of incorporation, bylaws and other governing documents and any amendments thereto and each as so delivered is in full force and effect and in compliance with applicable Law.  The Company is not in violation of any provision of its Organizational Documents.

3.2        Authorization; Enforceability.  The Company has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and each Ancillary Agreement to which the Company is or will be a party.  This Agreement and each Ancillary Agreement to which the Company is or will be a party has been duly authorized, executed and delivered by the Company.  This Agreement and each Ancillary Agreement to which the Company is or will be a party has been or will be duly authorized, executed and delivered by the Company, and once executed, will constitute, a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms (subject to bankruptcy, reorganization, or other laws affecting creditors’ rights generally).

3.3        Non-Contravention; Consents; Restrictive Documents.

3.3.1     Except as disclosed on Schedule 3.3.1, the execution, delivery and performance by the Company and the Seller of this Agreement and each of the Ancillary Agreements to which they are, as contemplated by this Agreement, to become a party, did not and will not (a) violate the governing or Organizational Documents of the Company, (b) violate any applicable material Law or Order, (c) require any material filing with or material permit, consent, or approval of, or require the giving of any material notice to (including under any right of first refusal or similar provision), any court or other Person (including filings, consents, or approvals required under any Licenses of the Company or the Seller, or any Licenses, leases, franchises, contracts, or other agreements to which the Company or the Seller is or will be a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of, the Company or the Seller, or to a loss of any benefit to which the Company or the Seller is entitled, under any Material Contract or other material instrument binding upon or providing rights to the Company or the Seller, or any License, or other similar authorization held by the Company of the Seller, or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or the Seller.

3.3.2     Except as disclosed on Schedule 3.3.2, neither the Seller nor the Company is subject to, or a party to, any charter, bylaw, mortgage, Lien, lease, License, instrument, Law, Order, or any other restriction of any kind or character, that (a) has had or would reasonably be expected to have a Material Adverse Effect or to materially and adversely affect any of the assets or properties of the Company, (b) would prevent consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or compliance by the Company or the Seller with the terms, conditions and provisions of this Agreement and the Ancillary Agreements to which the Company or the Seller is, as contemplated by this Agreement, to become a party, or the continued operation of the Company’s business after the date of this Agreement or the Closing Date on substantially the same basis as historically operated or (c) would restrict the ability of the Company to acquire any property or assets, market, sell, or otherwise distribute products or merchandise, or provide its services or conduct business in any area.

3.4        Capitalization.

3.4.1     The authorized capital stock of the Company consists of 100,000 shares of common stock (the “Common Stock”), of which 100 shares are issued and outstanding.  No current or former stockholder or any other Person is contesting the ownership of the Common Stock or any distributions or contributions relating thereto.  Except as disclosed on Schedule 3.4.1, there are no authorized or outstanding (a) shares of capital stock, equity interests, or other securities of the Company, (b) securities of the Company convertible into, exchangeable or exercisable for shares of capital stock, equity interests, or other securities of the Company, (c) subscription, calls, commitments, Contracts, options, warrants, or other rights to purchase or acquire from the Company, or obligations of the Company to issue, any shares of capital stock, equity interests, or other securities, including securities convertible into, exchangeable or exercisable for shares of capital stock, equity interests, or other securities of the Company, or (d) bonds, debentures, notes, or other indebtedness that entitle the holders to vote (or convertible into, exchangeable or exercisable for, securities that entitle the holders to vote) with holders of shares of capital stock, equity interests, or other securities of the Company on any matter (the items in clauses (a), (b), (c) and (d) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire the Company Securities.

3.4.2     All of the Shares are duly authorized, validly issued, fully paid, and non-assessable.  The Shares, which consist of all of the outstanding Company Securities, are lawfully owned of record and beneficially held by the Seller, free and clear of any Liens.  Except as disclosed on Schedule 3.4.2, the Company Securities are not subject to any voting trust agreement, registration rights agreements, pledge agreements, buy-sell agreements or other contract, agreement, arrangement, commitment, option, proxy, pledge, right of first refusal or preemptive right, or understanding, including any contract restricting or otherwise relating to the ownership, voting rights, distribution rights, or disposition thereof.  At the Closing, the Purchaser will acquire good title to the Company Securities free and clear of Liens.

3.4.3     The Company does not own, directly or indirectly, any capital stock, membership interests, or other securities of any Person.

3.4.4     The Seller directly owns one hundred percent (100%) of the Shares.

3.5        Financial Statements; the Company’s Books.  The Company has delivered to the Purchaser the Financial Statements, copies of which are attached as Schedule 3.5.  The Financial Statements, except as indicated on the Financial Statements or notes thereto,  (i) have been prepared in accordance with GAAP, (ii) are true, correct and complete in all material respects, (iii) reflect the consistent application of accounting principles throughout the periods involved, (iv) except where inconsistent with GAAP, have been prepared using the same accounting principles and practices as the Company has used historically, (v) are derived from and accurately reflect the books and records (including the general ledgers) of the Company, and (vi) other than adjustments made in the Ordinary Course, which are not reflected on any Financial Statements that have not been audited, fairly present in all material respects the consolidated financial position of the Company at the dates thereof and the results of the operations and cash flows of the Company for the periods indicated.  Except as disclosed on Schedule 3.5, no financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.  The Company has also made available to the Purchaser true and complete copies of all letters and similar written correspondence of any kind from the Company’s accountants to the Company during the thirty-six (36) months preceding the execution of this Agreement, together with true and complete copies of all responses thereto.  The Company’s independent auditor has not resigned or been dismissed from its role as independent public accountant of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statements disclosure, auditing scope or procedure.

3.6        No Undisclosed Liabilities.  There are no liabilities or obligations of the Company, or facts or circumstances, that could give rise to liabilities of the Company, whether accrued, contingent, absolute, determined, determinable, or otherwise (collectively “Liabilities”), other than (a) Liabilities fully recorded or reserved for in the Balance Sheet as of the Balance Sheet Date, (b) Liabilities specifically disclosed on Schedule 3.6, and (c) immaterial Liabilities incurred since the Balance Sheet Date in the Ordinary Course.

3.7        Interested Transactions.  Schedule 3.7 contains a complete list of (i) all amounts and obligations owed between any director, executive officer, or the Seller or any of their Affiliates, on the one hand, and the Company, on the other hand, and (ii) transactions and services provided since January 1, 2006 between any director, executive officer, or the Seller or any of their Affiliates, on the one hand, and the Company, on the other hand.  Except as disclosed on Schedule 3.7, since the Balance Sheet Date, there has not been any accrual of liability or incurrence of an obligation by the Company to the Seller or any of its Affiliates or between the Company and the Seller or any of its Affiliates or any action taken (other than this Agreement) or any payment of dividends or other payments of cash or property by the Company to the Seller or any of its Affiliates, or the incurrence of any legal or financial obligation to any such Person.

3.8        Tax Matters.

3.8.1     Except as disclosed on Schedule 3.8.1:

(a)        All material Tax Returns required to be filed by the Company have been duly and timely filed.  The Company has paid all Taxes due (whether or not shown as due and owing on such Tax Returns) as of the Closing.  The Company’s December 31, 2010 U.S. and California Income Tax Returns are under extension until September 15, 2011.  These returns are currently being prepared

(b)        The reserve for Tax liability set forth on the Balance Sheet has been prepared in accordance with GAAP and, except where inconsistent with GAAP, in accordance with the past custom and practice of the Company.

(c)        There are no Tax claims, audits or proceedings pending or, to the knowledge of the Company, threatened against the Company.  To the knowledge of the Company, there are no other circumstances which reasonably may be expected to result in the assertion of any claim for Taxes against the Company by any Government Authority with respect to any period for which Tax Returns are required to be filed or Tax is required to be paid. There are no rulings, subpoenas or requests for information pending with respect to the Company with any Governmental Authority.  There are not currently in force any waivers or agreements binding upon the Company for the extension of time for the assessment or payment of any Tax.  There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company, or receive information relating to the Company, with respect to any Tax matters.

(d)        The Company properly withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to the Seller, employee, creditor, independent contractor, or other third party.  Each Person providing services to the Company has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes and with respect to all Plans.

(e)        True, correct and complete copies of all federal, state and material local income Tax Returns filed by the Company for all periods ending after December 31, 2005, have been heretofore provided to the Purchaser.  All material elections with respect to Taxes affecting the Company have been disclosed or attached to the Tax Returns of the Company.

(f)         The Company is not, and never has been, a party to or bound by any Tax allocation or Tax Sharing Agreement with any other Person and has no contractual obligation to indemnify any other Person with respect to Taxes.  The Company has not incurred any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)        The Company is not currently, and has not been for at least the last six (6) years, a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(h)        The Company is not currently, and has not been for at least the last six (6) years, a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(i)         There are no Liens for Taxes upon any of the assets of the Company, other than Permitted Liens.

(j)         The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed by the Company prior to the Closing Date; (ii) change in method of accounting by the Company for a taxable period ending on or prior to the Closing Date; (iii) inter-company transactions or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law), in each case, relating to transactions or events occurring on or before the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k)        The Company neither has made any payments nor is obligated to make any payments that will not be fully deductible by reason of the provisions of Section 280G of the Code.

(l)         The Company is not, and has not been, a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and no withholding of federal income Tax will be required under Section 1445 in connection with the transaction contemplated by this Agreement.

(m)        The Company has not entered into any transaction that is or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local Law).

(n)        The Company has not distributed stock of any Person, nor has had its stock distributed by any Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, at any time within the past five (5) years.

(o)        The Company has disclosed on its federal income Tax Returns all material positions taken therein that would otherwise be reasonably likely to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(p)        The Company does not have, and has not had, a permanent establishment, as defined in any applicable Tax treaty or convention, in any country other than the United States.

(q)        The Company will not be required to reduce any Tax Attributes by reason of the application of Treas. Reg. §1.1502-36 to the transactions contemplated by this Agreement.  “Tax Attribute” shall mean any item of basis of property, any item of loss (including a net operating loss carryover), any item of credit and any other Tax item that would otherwise be taken into account in a Tax period ending after the Closing Date.

3.8.2     Schedule 3.8.2 contains a list of all jurisdictions (whether foreign or domestic) to which any material Tax imposed on overall net income is properly payable by the Company or will be properly payable by the Company as of the Closing Date.  Other than as set forth on Schedule 3.8.2, no claim has been made by a Taxing authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to Tax by that jurisdiction.

3.9        Absence of Certain Changes.  Except as disclosed on Schedule 3.9 or as contemplated by this Agreement, since the Balance Sheet Date, the Company has conducted its business in the Ordinary Course and the Company has not:

(a)        amended or modified its governing or Organizational Documents;

(b)        outside the Ordinary Course, changed any salaries or other compensation of, or paid any bonuses to, any director, manager, officer, or employee of the Company, or entered into any employment, severance, or similar agreement with any director, manager, officer, or employee of the Company;

(c)        adopted, materially amended, or increased any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Plan or policy;

(d)        outside the Ordinary Course, entered into, modified, amended, extended or terminated, or waived, released, or assigned any rights or claims under, any Material Contract, or materially changed any business practice;

(e)        incurred, assumed, or guaranteed any Indebtedness;

(f)         set aside or paid any distribution with respect to the Company Securities, repurchased, redeemed, or otherwise acquired directly or indirectly, any outstanding Company Securities;

(g)        made any material change in financial or Tax accounting methods or practices, except as required by an applicable Law or GAAP, or made, changed, revoked or modified any material Tax election;

(h)        changed its fiscal or Tax year;

(i)         issued or sold any Company Securities or made any other changes in the Company’s capital structure

(j)         directly or indirectly sold, leased, licensed, abandoned, mortgaged or otherwise encumbered or subjected to any Lien (other than a Permitted Lien) or otherwise disposed in whole or in part any of its material properties, material assets or material rights or any interest therein;

(k)        entered into or amended the terms of any lease of real property;

(l)         (i) wrote-off as uncollectible any notes or Accounts Receivable, except write-offs in the Ordinary Course charged to reserves, (ii) wrote-off, wrote-up, or wrote-down any other material asset of the Company, except in the Ordinary Course, or (iii) altered the customary time periods for collection of Accounts Receivable or payments of accounts payable;

(m)       granted any Lien other than a Permitted Lien

(n)        paid, discharged, settled, or satisfied any claims, Liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or any action for Damages, in each case in excess of $20,000 individually or $50,000 in the aggregate, or commenced any lawsuit for Damages in excess of $20,000 individually or $50,000 in the aggregate;

(o)        made any loan, advance, or capital contributions to or investment in any Person;

(p)        incurred or committed to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate exceeds $50,000;

(q)        entered into any new line of business outside of its existing lines of business;

(r)         terminated or closed any material facility or line of business;

(s)        caused or suffered any material damage, destruction, or other casualty loss (whether or not covered by insurance) affecting the Business or assets, which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect;

(t)         suffered any adverse change in its business, operations, or financial condition or become aware of any event which may result in any such adverse change, the effect of which has had or could have a Material Adverse Effect;

(u)        waived, canceled, sold, leased or licensed or otherwise disposed of, for less than the face amount thereof, any claim or right it has against others;

(v)        granted or paid any severance or termination pay to any former officer, director, manager, or employee;

(w)       directly or indirectly acquired or agreed to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company;

(x)         merged or consolidated with any Person;

(y)        created any Subsidiary;

(z)        adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(aa)       committed, agreed to, or contracted to do any of the foregoing.

3.10      Contracts.

3.10.1    Except (i) for this Agreement and the Ancillary Agreements, (ii) as disclosed on Schedule 3.10.1, and (iii) for any oral agreements that were entered into in the Ordinary Course in connection with the employment of the Company’s employees and contractors (which employees and contractors, and their annual or other compensation, are disclosed on Schedule 3.21.2 and which oral agreements are terminable by the Company at will without the payment of any severance, penalty or other amount).  The Company is not a party to or bound by any of the following agreements (whether written or oral):

(a)        any partnership, joint venture, or other similar Contract or arrangement, or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);

(b)        any Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed, or secured by any asset) or any Contract, indenture, or other instrument that contains restrictions with respect to payment of any distribution in respect of the equity interests of the Company;

(c)        any Contract that limits the Company from marketing, selling, or otherwise distributing its products or merchandise or providing its services in any geographic area, or from competing in any line of business or geographic area or with any Person;

(d)        any Contract or arrangement with (i) the Seller or any of its Affiliates, (ii) any Person directly or indirectly owning, controlling, or holding, with the power to vote, five percent (5%) or more of the outstanding voting securities of the Seller or the Seller’s Affiliates, or (iii) any director, manager or officer of the Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director, manager or officer;

(e)        any management service, consulting, or any other similar type of Contract with a value in excess of $50,000 in any twelve-month period;

(f)         any warranty, guaranty, or other similar undertaking with respect to a contractual performance extended by the Company other than in the Ordinary Course;

(g)        any employment, deferred compensation, severance, bonus, retirement, or other similar Contract or plan with a value in excess of $50,000 in any twelve-month period;

(h)        any Contract involving payments by or to the Company of more than $20,000 in any twelve-month period;

(i)         any Contract with any agency, dealer, sales representative, or distributor for the marketing, selling and distribution of the Company’s products and services, with a value in excess of $50,000 in any twelve-month period, other than dealer agreements that are substantially similar to the Company’s form dealer agreement, which form the Company has delivered to the Purchaser;

(j)         any material license or similar Contract;

(k)        any Contract, the termination of which or the failure of which to be renewed, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(l)         any leases of Company Real Property or material personal property;

(m)       any Contract with any labor organization;

(n)        any Contract or commitment providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Company;

(o)        any Contract that would prevent consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, compliance by the Seller with the terms, conditions, and provisions of this Agreement and the Ancillary Agreements, or the continued operation of the Business after the date of this Agreement or the Closing Date on substantially the same basis as historically operated;

(p)        any Contract pursuant to which the Company (i) is granted or obtains or agrees to obtain any right to use any material Intellectual Property Right (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap software), (ii) is restricted in its right to use or register any Intellectual Property Rights, or (iii) permits or agrees to permit any other Person to use, enforce, or register any Company owned, used, or held, Intellectual Property Rights, including any license agreements, coexistence agreements, and covenants not to sue related to such Intellectual Property Rights; or

(q)        any other Contract not made in the Ordinary Course that is material to the Company.

3.10.2    Each Contract disclosed on Schedule 3.10.1 or any other schedule to this Agreement or required to be disclosed on Schedule 3.10.1 (each a “Material Contract”) is a valid and binding Contract of the Company and is in full force and effect, and neither the Company nor any of its Affiliates nor, to the knowledge of the Company, any other party thereto, is in default or breach in any material respect under the terms of any such Material Contract.  There is no event, occurrence, condition, or act (including the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) that, with the giving of notice or the passage of time, could become a material default or material event of default under any such Material Contract by any of the parties thereto.  The Company has delivered to the Purchaser true and complete copies of each written Material Contract and true and complete summaries of all oral Material Contracts (other than any oral Contracts that were entered into in the Ordinary Course in connection with the employment of the Company’s employees, which employees (including their annual compensation) are disclosed on Schedule 3.21.2, and are terminable by the Company at will without the payment of any severance, penalty or other amount).

3.10.3    Since January 1, 2009, the Company has not received any notice from any Person (a) alleging breach of any Material Contract, (b) terminating or threatening to terminate any Material Contract or (c) of intent not to renew a Material Contract.

3.11      Insurance Coverage.  Schedule 3.11  sets forth a complete copy of all insurance policies and fidelity bonds covering the assets, business, operations, employees, officers, directors and managers, as applicable, of the Company (collectively, the “Policies”).  Schedule 3.11 also sets forth a list and description of all claims made by the Company under the Policies (or any other insurance policies which were in effect) within the past three (3) years.  With respect to each Policy, the Company has delivered to the Purchaser a true and complete copy of each such Policy (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Policy.  All Policies are in full force and effect and there is no claim by the Company pending under any of such Policies as to which coverage has been questioned, denied, or disputed by the issuers or underwriters of such policies or bonds of any of the Policies.  None of the insurers of the Company have issued a reservation of rights letter in the defense of claims.  All premiums due and payable under the Policies have been paid, and the Company does not have any liability due for any retrospective premium adjustment, audit premium adjustment, experience based liability or loss sharing cost adjustment under any of the Policies.  There have been no gaps in the Company’s insurance coverage during the five (5) year period immediately preceding the Closing Date.  The Company has complied in all material respects with the terms and conditions of all the Policies.  Following the Closing the Policies will insure the Company and its Plans, assets, business, operations, employees, officers and directors, as applicable, to the same extent as they insured the Company and its Plans, assets, business, operations, employees, officers and directors, as applicable, prior to the Closing.  To the knowledge of the Company, no threatened termination of, or premium increase exists with respect to, any of the Policies, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in any termination of, or premium increase with respect to, any of the Policies or any inability to assess claims that were incurred prior to Closing under any of the Policies.  Since the last renewal date of any Policy, there has not been any material adverse change in the relationship of the Company on the one hand, and its insurers, on the other hand, on the premiums payable pursuant to such Policies.

3.12      Litigation.  Except as disclosed on Schedule 3.12, there is no action, suit, investigation, arbitration, or administrative or other proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, or any of its properties or assets.  Neither the Company, nor its business, is subject to or bound by any Order that would prevent or otherwise interfere with the ability of the Company or the Seller to consummate the transactions contemplated by this Agreement.  None of the items described in Schedule 3.12, individually or in the aggregate, if pursued and/or resulting in a judgment or decision against the Company, would have a Material Adverse Effect.

3.13      Compliance with Laws; Licenses.

3.13.1   Except as disclosed on Schedule 3.13.1, the Company is not and has not been in material violation of any applicable Law or Order, nor does the Company have knowledge of the issuance or proposed issuance of any notice by any Governmental Authority of any violation or any alleged violation of any Law or Order.

3.13.2    Schedule 3.13.2 sets forth a list of each material License held by the Company, or issued and held in respect of the Company, or required to be so issued and held to carry on the business of the Company as currently conducted.  Except as disclosed on Schedule 3.13.2, each License disclosed on Schedule 3.13.2 is held by the Company, and is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated by this Agreement or any Ancillary Agreement.  The Company is not in material default under and, to the knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a material default or violation under any License held by the Company.

3.14      Properties.

3.14.1    The Company does not own any real property.  Schedule 3.14.1 sets forth a list of all real property leased or otherwise used by the Company (the “Leased Real Property”).  All leases of Leased Real Property are valid, binding, and enforceable in accordance with their respective terms against the Company and, against each other party thereto, and the Company is a tenant or possessor in good standing thereunder and all rents currently due under such leases have been paid.  There does not exist under any such lease any material default by the Company, or to the knowledge of the Company any other party thereto, or any event which with notice or lapse of time or both would constitute a material default by the Company, or to the knowledge of the Company any other party thereto.  The Company is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant. Neither the Seller nor any of its Affiliates are a landlord under any lease relating to Leased Real Property.  Neither the Company, nor the Seller has received any notice of any appropriation, condemnation, or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Leased Real Property, and to the knowledge of the Company, no such proceeding has been threatened or commenced.

3.14.2    Schedule 3.14.2 sets forth a list of all personal property (including equipment), that is necessary for the conduct of the Business and is owned or leased by the Company and indicates whether each item of personal property is owned or leased.  The assets owned or leased by the Company (including real, personal, tangible, and intangible property), or that it otherwise has or will have the right to use (including real, personal, tangible, and intangible property), constitute all of the assets held for use or used in connection with the Business and, to the Company’s knowledge, are sufficient to conduct the Business of the Company as presently conducted.  Except as set forth on Schedule 3.14.2, the Company does not use any asset not owned by it.  The Company has good and marketable title to all of its properties and assets, including those listed and described in Schedule 3.14.2, in each case, free and clear of all Liens except as specifically disclosed or reserved against in the Financial Statements or on Schedule 3.14.2 (to the extent and in the amounts so disclosed or reserved against) and except for liens arising from current taxes not yet past due.  Except pursuant to this Agreement, the Company is not a party to any contract or obligation whereby there has been granted to any Person an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations of the Company.  All machinery and equipment owned or leased by the Company are in good operating condition and a state of repair, subject only to ordinary wear and tear, which is not such as to affect adversely the operation of the business as presently conducted or proposed to be conducted.

3.15      Accounts Receivable.  The Accounts Receivable outstanding on the date hereof do, and the Accounts Receivable outstanding on the Closing Date will, represent sales actually made or services actually performed in the Ordinary Course in bona fide, arms-length transactions completed in accordance with the terms and provisions contained in any documents relating thereto and in material compliance with applicable Laws.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet.  All Accounts Receivables have been fully collected or may be fully collected without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof (subject to the allowance for bad debt taken into account in the determination of Closing Working Capital).  The Company’s reserves for Accounts Receivable have been and will be adequate and determined in accordance with its accounting principles.  No claims of rights of setoff exist that would exceed such reserves.  The Company has not factored or discounted, or agreed to factor or discount, any Accounts Receivable.  Schedule 3.15 contains a complete and accurate list of all Accounts Receivable as of the Balance Sheet Date, which list sets forth the aging of such Accounts Receivable.  The Company has complete and correct copies of all instruments, documents and agreements evidencing any of its Accounts Receivable and of all instruments, documents or agreements creating security therefore.

3.16      Inventories.  All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be.  The Company is not in possession of any inventory not owned by the Company, including goods already sold.  The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.  Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

3.17      Intellectual Property.

3.17.1    Schedule 3.17.1(a) sets forth a complete and correct list of all of the Company’s (i) issued patents and patent applications, (ii) domain names and registered trademarks and applications therefor, (iii) registered copyrights and applications therefor and (iv) rights in material software and all documentation, including user manuals and training material, related thereto, which is owned by the Company in any jurisdiction in the world (the “Company Owned Intellectual Property”).  Schedule 3.17.1(b) sets forth all material licenses (other than shrink wrap licenses), sublicenses, and other similar agreements, including any ongoing software or website maintenance agreements, as to which the Company is a party, including the identity of all parties thereto other than licenses and shrink wrap licenses for commercial off-the-shelf software products (the “Company Licensed Intellectual Property”).

3.17.2    The Company owns or has a valid and legally enforceable right to use, free and clear of any Liens (other than Permitted Liens), all Intellectual Property Rights necessary to conduct the Business of the Company as currently conducted or as proposed to be conducted without any conflict with or infringement or misappropriation of any rights or property of third parties.

3.17.3    To the knowledge of the Company, there is no unauthorized use, disclosure, infringement, or misappropriation of, nor is there any valid basis for any claim of infringement or misappropriation from any third party upon, the Intellectual Property Rights or other proprietary rights of the Company or any third party.

3.17.4    Except as disclosed on Schedule 3.17.4:

(a)        neither the Company’s use of any Intellectual Property Rights nor the conduct of the Business as currently conducted or as conducted in the past infringes any intellectual property rights or other proprietary rights of any third party;

(b)        the Company has not received any written notice from any Person alleging, challenging, or questioning that, and has no knowledge that, the Company’s use of Intellectual Property Rights infringes on or misappropriates or constitutes an unauthorized use of any trademark, service mark, trade name, invention, patent, trade secret, copyright, domain name, know-how, or any other similar type of proprietary Intellectual Property Right of any other Person;

(c)        to the knowledge of the Company, no Person is infringing on, misappropriating, or using on an unauthorized basis, and the Company has no knowledge of any facts, circumstances or conditions that a reasonable person would conclude provide a valid basis for any such claim that any Person is infringing on misappropriating, or using on an unauthorized basis, any Intellectual Property Rights owned, used or held for use by the Company or that any Person is considering or threatening such a claim;

(d)        no Company Owned Intellectual Property Right is subject to any outstanding Order, stipulation, or agreement restricting the use thereof by the Company restricting the licensing thereof by the Company to any Person;

(e)        the Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right;

(f)         all developers, creators, inventors, and authors of Intellectual Property Rights owned, used or held for use by the Company (other than the Company Licensed Intellectual Property), who were not employees of the Company at the time of the development, creation, invention, or authorship of such Intellectual Property Rights have assigned in writing all of their rights, title, and interest to such Intellectual Property Rights to the Company;

(g)        any Company Owned Intellectual Property Rights developed, created, invented, or authored by individuals who were employed by the Company at the time of such development, creation, invention, or authorship are the sole property of the Company, and no such employee has any rights, title, or interest in such Intellectual Property Rights.  All employees of the Company have executed and delivered to the Company an agreement (i) transferring to the Company as appropriate, any Intellectual Property Rights developed, created, invented, or authored by such employee or (ii) prohibiting disclosure of the Company’s confidential and proprietary information including non-public information regarding  Intellectual Property Rights owned, used or held for use by the Company;

(h)        in connection with the use of the Intellectual Property Rights (other than Company Licensed Intellectual Property) by the Company, the Company does not owe to any other Person any fee, royalty, or other payment as a result of the use of such Intellectual Property Rights;

(i)         the Company is not using, and it will not be necessary to use, (i) any inventions or other Intellectual Property Rights of any of its past or present employees or contractors made prior to or outside the scope of their employment by the Company or (ii) any confidential information or trade secrets of any former employer of any such person;

(j)         there are no actions that must be taken by the Company within sixty (60) days following the Closing Date that, if not taken, would result in the loss of any Company Owned Intellectual Property, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to U.S. Patent and Trademark Office actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Company Owned Intellectual Property Rights;

(k)        the Company has taken necessary, appropriate or commercially reasonable steps to protect and preserve the confidentiality of all of the material Intellectual Property Rights owned, used, or held for use by the Company and its confidential and proprietary information that is not otherwise disclosed in published patents or patent applications or registered copyrights;

(l)         the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional material amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold of use any of the Intellectual Property Rights as owned, used or held for use in the conduct of the Business of the Company; and

(m)       the Company has not failed to comply to any material extent with any privacy policies applicable to any of the Company’s websites.

3.18      Environmental Matters.

3.18.1    Except as disclosed on Schedule 3.18.1:

(a)        During the period in which the Company was a tenant thereon, Constituents of Concern have not been generated, recycled, used, treated, or stored on, transported to or from, or released or disposed on, the Company Real Property by the Company or, to the knowledge of the Company, by any other party, or to the knowledge of the Company on any property adjoining or adjacent to the Company Real Property except in a manner which would not reasonably be expected to result in any liability under any Environmental Laws and in compliance with Environmental Laws;

(b)        the Company is in compliance in all material respects with all applicable Environmental Laws (including by obtaining all necessary Environmental Permits for the ownership, use, and/or operation of the Company in compliance with the requirements of all Environmental Laws), and the requirements of Environmental Permits issued under such Environmental Laws;

(c)        there are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company or the Company Real Property or Leased Real Property;

(d)        there are no facts, circumstances, conditions, or occurrences regarding the Company’s past or present business or operations on the Company Real Property or Leased Real Property that will or would (i) form the basis of a material Environmental Claim against the Company, or any of the Company Real Property or Leased Real Property or assets or (ii) cause any such current Company Real Property or Leased Real Property or assets to be subject to any material restrictions on its ownership, occupancy, use, or transferability under any Environmental Law;

(e)        there are no (i) underground storage tanks or sumps (ii) landfills, (iii) surface impoundments, (iv) asbestos-containing material that requires special handling under Environmental Laws or (v) equipment containing polychlorinated biphenyls on any Company Real Property or Leased Real Property;

(f)         Neither the Company, nor any Company Real Property is listed or, to the knowledge of the Company, is proposed for listing on the National Priorities List under CERCLA or on any similar federal, state, or foreign list of sites requiring investigation or clean-up, nor has the Company received any notice as a potentially responsible party under the foregoing;

(g)        there are no material Environmental Permits that are nontransferable or require consent, notification, or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and

(h)        the Company has no material liability or obligation, and has not entered into an agreement or consent order assuming any material liability or obligation, under any Environmental Law (including any obligation to remediate any Environmental Condition whether caused by the Company or any other Person).

3.18.2    The Company has delivered to the Purchaser true, correct and complete copies of all environmental investigations, studies, audits, tests, reviews, or other analyses by or on behalf of the Company or that are available to the Company.

3.19      Plans and Material Documents.

3.19.1    Schedule 3.19.1 sets forth a list of all employee benefit plans (as defined in Section 3(3) of ERISA), and all other compensation or benefit plans, programs, arrangements, contracts, or schemes, written or oral, statutory or contractual, with respect to which the Company, or any ERISA Affiliate of the Company is a party, has or may have any obligation or liability to contribute or otherwise or that are maintained, contributed to or sponsored by the Company or any such ERISA Affiliate, for the benefit of any current or former employee, officer or director of the Company or any such ERISA Affiliate, including any plans provided by ADP under an ADP TotalSource professional employer organization arrangement (collectively, the “Plans”) during the six year period immediately preceding the Closing.  With respect to each Plan, the Company has delivered to the Purchaser a true and complete copy of each such Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Plan including, and to the extent applicable, (a) a copy of each trust or other funding arrangement, (b) each summary plan description and summary of material modifications, (c) the three most recently filed IRS Forms 5500 (including all schedules) and (d) the most recent determination or opinion letter referred to in Section 3.19.4.  Neither the Company, nor any ERISA Affiliate of the Company, has made any express or implied commitment, whether legally enforceable or not, to create or incur liability with respect to or cause to exist any employee benefit plan, program, arrangement, contract, or scheme or to modify any Plan, other than as required by Law.

3.19.2    None of the Plans (a) is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (b) is a “multiemployer plan” as defined in Section 3(37) of ERISA, or a multiple employer plan, (c) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, (d) provides for the payment of separation, severance, termination, or similar-type benefits to any Person,  (e) is subject to Section 409A of the Code, or (f) provides for or promises retiree medical or life insurance benefits to any current or former employee, officer, director, manager, member, stockholder or partner, as applicable, of the Company, or any ERISA Affiliate of the Company, except to the extent required by Law.  In addition, neither the Company nor any ERISA Affiliate has at any time had any liability with respect to any of the foregoing types of plans or arrangements.  Each of the Plans is subject only to the federal or state Laws of the United States or a political subdivision thereof.

3.19.3    Each Plan is in compliance in all material respects with, and has for all relevant periods been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and the Company and each ERISA Affiliate of the Company has satisfied in all material respects all of its statutory, regulatory, and contractual obligations with respect to each such Plan.  No action, suit, claim, or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the Ordinary Course) and no fact or event exists that could give rise to any such action, suit, or claim.

3.19.4    Each Plan or related trust that is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code is so qualified and has either received a favorable EGTRRA determination, advisory, or opinion letter from the IRS that it is so qualified or exempt or is established on a pre-approved form of plan document that has received a favorable EGTRRA opinion letter from the IRS that such form of plan document is so qualified or exempt, and nothing has occurred since the date of such determination, advisory, or opinion letter that would reasonably be expected to adversely affect the qualified or exempt status of any Plan or related trust.

3.19.5    There have been no non-exempt prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.  Neither the Company, nor any ERISA Affiliate of the Company, has incurred any liability for any excise tax arising under the Code with respect to a Plan and no fact or event exists that could give rise to such liability.  Neither the Company, nor any ERISA Affiliate of the Company, has incurred any liability relating to Title IV of ERISA and no fact or event exists that could give rise to any such liability.

3.19.6    All contributions, premiums, or payments required to be made with respect to each Plan have been made on or before their due dates and within the applicable time required by the Plan and applicable Law.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists which could give rise to any such challenge or disallowance.

3.19.7    There has been no amendment to, interpretation of, or announcement (whether or not written) by the Company or any ERISA Affiliate of the Company relating to, or change in employee participation or coverage under, any Plan, singly or in the aggregate, that would materially increase the expense of maintaining such Plan above the level of the expense incurred with respect thereto for the most recent fiscal year ended prior to the date of this Agreement.  Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser or the Company or any ERISA Affiliate of the Company (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

3.19.8    No employee or former employee of the Company or any ERISA Affiliate of the Company, is, or will become, entitled to any bonus, retirement, severance, job security, or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements.  The consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements will not result in any modification to the service credits accrued by any employee or former employee under any of the Plans.  No payment, deemed payment, or any other benefit under any Plan or other compensatory arrangement could be nondeductible pursuant to Section 280G of the Code or result in an excise tax under Section 4999 of the Code.

3.19.9    Except as provided on Schedule 3.19.9, the Company is not party to any Contract or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.  Each such nonqualified deferred compensation plan, if any, is in compliance with Section 409A of the Code, and the United States Treasury Regulations and IRS guidance thereunder.

3.19.10  The Company has not had, within the six (6) years preceding the date of this Agreement, any ERISA Affiliates.

3.20      Interests in Counterparties and Others.  Except as disclosed on Schedule 3.20, neither the Seller, nor any officer or director of the Company, nor any of their respective Affiliates possess, directly or indirectly, any ownership or pecuniary interest in, or is a trustee, director, manager, officer, Affiliate, or employee of, any Person that is a seller to, or supplier, lessor, lessee, licensor, or competitor of the Company, including any counterparty to any Material Contract.  The Company has not transferred any of its assets or properties to, or bought any assets or properties from, the Seller or its Affiliate, except for compensation, dividends, usual and customary benefits, perquisites, and reimbursements of business expenses in the Ordinary Course.  Ownership of five percent (5%) or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 3.20.

3.21      Relationships; Employee Compensation.

3.21.1    Except as disclosed on Schedule 3.21.1, none of the Company’s lessors, suppliers, or vendors have canceled, terminated, or otherwise materially altered or notified the Company in writing of, and the Company has no knowledge of, any intention or otherwise threatened to cancel, terminate, or materially alter its relationship with the Company effective prior to, as of, or within one year after, the Closing.  There has not been, and to the Company’s knowledge there will not be, any material change in relations with lessors, suppliers or vendors of the Company, as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.  Except as disclosed on Schedule 3.21.1, the Seller has not been notified by any employee or independent contractor of the Company that such employee or contractor intends to terminate his or her employment or engagement with the Company as a result of the transactions contemplated by this Agreement.

3.21.2    Schedule 3.21.2 lists all employees of the Company and each such employee’s annual salary, fees and bonus, as applicable.

3.21.3    Except for the employment agreements specifically set forth on Schedule 3.21.3, none of the Seller, any officer or director of the Company, or to the knowledge of the Company, any employee who receives annual compensation (including base salary or wage rate and all forms of incentive compensation) in excess of $20,000 per year is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition, or proprietary rights Contract, between such employee, the Seller, officer or director or manager and any other Person that in any way adversely affects or will affect (a) the performance of his duties as an employee, stockholder, officer or director, or manager of the Company, (b) the ability of the Company to conduct its business consistent with past practice or (c) the ability of the Company to conduct its business after the Closing in a manner consistent with the conduct of such business by the Company prior to the Closing.

3.21.4    Schedule 3.21.4 lists all employees of the Company who are disabled or hospitalized as a result of circumstances relating to their employment.

3.22      Other Employment Matters.

3.22.1    Except as disclosed on Schedule 3.22, (a) the Company is in material compliance with all Laws respecting employment and employment practices and terms and conditions of employment, including all minimum wage and overtime Laws and wage payment Laws, child labor, immigration, employment discrimination, disability rights or benefits Laws, and has not, and is not, engaged in any unfair labor practice, (b) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown, or stoppage pending or threatened against or involving the Company, (d) the Company is not a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by the Company, (e) the Company has not breached any collective bargaining agreements, (f) to the Company’s knowledge, no representation question exists respecting employees of the Company and (g) no claim in respect of the employment of any employee of the Company has been asserted and is currently pending or, to the knowledge of the Company, threatened, against the Company.

3.22.2    To the knowledge of the Company, all employees, agents, and contractors of the Company are legally authorized to work in the United States either because of their status as United States citizens, legal permanent residents, or by virtue of possessing a visa under Law relating to immigration control which visa allows for such employee to work in the United States.  The Company, has not hired, recruited or referred for a fee a Person who is not legally authorized to be employed in the United States, to the knowledge of the Company, employed a Person that is not legally authorized to be employed in the United States.  The Company has properly completed all reporting and verification requirements pursuant to any Law relating to immigration control for all of its employees, agents and contractors including the Form I-9.  The Company has retained for each current employee the Form I-9 throughout such employee’s period of employment with the Company and has retained a Form I-9 for each former employee of the Company for a period of one (1) year from the date of termination of such employee or three (3) years from the date of hire, whichever is later.  The Company has not received any written notice from any Governmental Authority that, and the Company has no knowledge that, the Company is in violation of any Law pertaining to immigration control or that any current or former employee, agent or contractor of the Company is or was not legally authorized to be employed in the United States or is or was using an invalid social security number and there is no pending, or to the Company’s knowledge threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against the Company.

3.23      OSHA/Workers’ Compensation.

3.23.1    The Company has provided the Purchaser with all inspection reports issued under OSHA or any other occupational health and safety legislation.  Except as disclosed on Schedule 3.23.1, there are no outstanding inspection orders or any pending or, to the knowledge of the Company, threatened charges under OSHA or any other applicable occupational health and safety legislation.  Except as disclosed on Schedule 3.23.1, there have been no fatal or OSHA reportable accidents that could lead to charges under OSHA or any other applicable occupational health and safety legislation.  Except as disclosed on Schedule 3.23.1, the Company has complied in all material respects with any Orders issued to such entity under OSHA or any other applicable occupational health and safety Laws and there are no appeals of any Orders that are currently outstanding.

3.23.2    Except as disclosed on Schedule 3.23.2, there is not pending against the Company any workers’ compensation claims, and, to the knowledge of the Company, there are no facts that would give rise to such a claim or complaint.  Except as disclosed on Schedule 3.23.2, the Company has not received any written notice of a citation, penalty, or assessment from any agency with responsibility for workers’ compensation or occupational safety and health.  The Company is in material compliance with all Laws respecting worker’s compensation.

3.24      No Indebtedness.  Except as disclosed on Schedule 3.24, as of, and after giving effect to, the Closing, the Company will not have any Indebtedness.

3.25      Export Compliance.  Neither the Company nor any of its current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” in connection with his or her affiliation with, or the performance of his or her duties to, the Company: (A) have engaged in any activity or transaction prohibited by or in violation of any U.S. Export Control or Import Law; (B) have been the recipient of a subpoena, warning letter, finding of violation letter, charging letter, draft charging letter, or other document alleging a violation, or possible violation, of any U.S. Export Control or Import Law from any U.S. Trade Control Agency; (C) have been (x) the subject of an indictment for a violation or violations of any U.S. Export Control or Import Law; (y) convicted of violating any U.S. Export Control or Import Law or (z) barred or suspended, even temporarily, from doing business with any agency of the U.S. Government as a result of a violation of any U.S. Export Control or Import Law; (D) (x) are an Embargoed Person; (y) are owned or controlled by, or is acting on behalf of, an Embargoed Person or (z) have engaged in activities, dealings or transactions with or involving an Embargoed Person; (E) have entered into a settlement, plea agreement, or deferred prosecution agreement with any U.S. Trade Control Agency for alleged violations of any U.S. Export Control or Import Law; or (F) have been officially reprimanded or terminated in whole or in part due to his or her violation of the Company’s policies and procedures related to U.S. Export Control or Import Laws. There is no pending or, to the knowledge of the Company, threatened U.S. Trade Control Agency proceeding, investigation, audit or enforcement action against the Company or any of its current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” in connection with his or her affiliation with, or the performance of his or her duties to, the Company.  The Company does not have any pending or anticipated disclosures to any U.S. Trade Control Agency for potential violations of any U.S. Export Control or Import Law.  All voluntary self disclosures that have been submitted to a U.S. Trade Control Agency involving potential violations of U.S. Export Control or Import Laws have been disclosed to the Purchaser.  The Company has not reported any potential violations to a U.S. Trade Control Agency.

3.26      Customers and Suppliers.

3.26.1    Schedule 3.26.1 sets forth a list of at least the twenty-five (25) largest customers and at least the ten (10) largest suppliers of the Company, as measured by the dollar amount of payments to or purchases therefrom, during each of the three fiscal years ended immediately prior to the date of this Agreement and the period beginning on the first day of the current fiscal year and ending on the last day of the last month ending prior to the date of this Agreement, showing purchases by and payments to the Company from and to each such supplier and customer during such periods.

3.26.2    Since December 31, 2008, no customer or supplier required to be listed on Schedule 3.26.1 has terminated its relationship with the Company or materially changed the pricing or other terms of its business with the Company and no such customer or supplier has notified the Company in writing that, and the Company has no knowledge that, it intends to terminate or materially change the pricing or other terms of its business with the Company.  The Company is, in its good faith opinion, in good commercial working relationships with each customer and supplier required to be listed on Schedule 3.26.1.

3.26.3    Except as set forth in Schedule 3.26.3, there exists no condition or state of facts or circumstances known to the Company involving customers or suppliers of or to the Business that would reasonably be expected to have a Material Adverse Effect.

3.27      Absence of Sensitive Payments.  Neither the Company nor any of its employees or officers have made any contributions, payments or gifts to or for the private use of any governmental official, governmental employee or governmental agent in any amount where either the payment or the purpose in making such contribution, payment or gift is illegal under the Laws of the United States or any other jurisdiction; has established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books; or has made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the document supporting the payment.  Neither the Seller nor any of its employees or officers has taken any of the actions described in the preceding sentence on behalf of the Company or the Company’s assets or business.

3.28      Warranties.  Except as set forth on Schedule 3.28, there is no currently pending claim for product liability, warranty or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from:  (i) products sold or services rendered by the Company during periods through and including the Closing Date, or (ii) the operation of the Business during the period through and including the Closing Date.  All products sold or services rendered by the Company in connection with the Business have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no material liability (and the Company has no knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for Damages in connection therewith, except as set forth on Schedule 3.28.  No products sold or services provided by the Company in connection with the Business are subject to any guaranty, warranty, or other indemnity beyond the Company’s standard terms and conditions of sale set forth on Schedule 3.28.

3.29      Securities Laws Compliance.  Each offer and sale, redemption and repurchase of securities of the Company, including all convertible notes, options, warrants and other rights to purchase or acquire the securities of the Company, was in compliance with all applicable Laws and exempt from the registration requirements of the Securities Act and other applicable Laws, including any applicable state securities Laws.

3.30      Absence of Certain Business Practices.  Except as disclosed on Schedule 3.30, neither the Company nor any officer, director, employee, independent contractor, or any Person acting on behalf of the Company, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other Person with whom the Company has done business directly or indirectly, or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other Person who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed transaction) which, in the case of either clause (a) or (b) above, would reasonably be expected to subject the Company to any damage or penalty in any civil, criminal, or governmental litigation.  Neither the Company nor, to the knowledge of the Company, any officer, director, employee, independent contractor or any Person acting on behalf of the Company, has used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the Company’s funds or been reimbursed from the Company’s funds for any such payment, or to the knowledge of the Company that any other Person associated with or acting on behalf of the Company has engaged in any such activities.

3.31      Finders’ Fees.  Except as disclosed on Schedule 3.31, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller, the Company, or any of their respective Affiliates, who might be entitled to any fee or commission paid by the Seller or the Company in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.  All amounts disclosed on Schedule 3.31 shall be paid by the Seller.

3.32      Full Disclosure.  The representations and warranties of the Seller and the Company contained in this Agreement and the Ancillary Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  Neither the Seller nor the Company has made any representations or statements contained in this Agreement that were misleading or inaccurate in any material respect or has withheld from or failed to disclose to the Purchaser any material fact.

IV.  REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller hereby represents and warrants as follows:

4.1        Organization.  The Seller is duly formed, validly existing, and in good standing as a corporation under the Laws of the country of Israel.

4.2        Authorization; Enforceability.  The Seller has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and each Ancillary Agreement to which the Seller is or will be a party.  This Agreement and each Ancillary Agreement to which the Seller is or will be a party has been duly authorized, executed and delivered by the Seller.  This Agreement and each Ancillary Agreement to which the Seller is or will be a party has been or will be duly authorized, executed and delivered by the Seller, and once executed, will constitute, a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with their respective terms (subject to bankruptcy reorganization or other laws affecting creditors’ rights generally).

4.3        Litigation.  Except as disclosed on Schedule 4.3, there is no action, suit, investigation, arbitration, or administrative or other proceeding pending or, to the knowledge of the Seller, threatened against or affecting the Seller and to the knowledge of the Seller, there is no valid basis for any such action, suit, investigation, or proceeding before any court or arbitrator or any governmental body, agency, or official that, individually or in the aggregate, if determined or resolved adversely to the Seller could or in the aggregate, would reasonably be expected to adversely affect the ability of the Seller to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any Ancillary Agreement (to which the Seller is or will be a party).

4.4        Non-Contravention.  The execution, delivery, and performance by the Seller of this Agreement and each Ancillary Agreement (to which the Seller is or will be a party) does not and will not (a) violate the Organizational Documents of the Seller or any of the Seller’s Subsidiaries, or (b) violate any applicable Law or Order or (c) require any filing with or permit, consent, or approval of, or the giving of any notice to, any court or other Person, except in the case of clauses (b) and (c) for such filings, Licenses, consents, approvals, or notices and violations that, individually or in the aggregate would not reasonably be expected to materially and adversely affect the Seller’s right or ability to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any Ancillary Agreement (to which the Seller is or will be a party).

4.5        Finders’ Fees.  There is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Seller or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

V.  REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

5.1        Organization.  The Purchaser is duly formed, validly existing, and in good standing as a corporation under the Laws of the State of New Jersey.

5.2        Authorization; Enforceability.  The Purchaser has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party.  This Agreement and each Ancillary Agreement to which the Purchaser is or will be a party has been duly authorized, executed and delivered by the Purchaser.  This Agreement and each Ancillary Agreement to which the Purchaser is or will be a party has been or will be duly authorized, executed and delivered by the Purchaser, and once executed, will constitute, a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

5.3        Litigation.  There is no action, suit, investigation, arbitration, or administrative or other proceeding pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser and to the knowledge of the Purchaser, there is no valid basis for any such action, suit, investigation, or proceeding before any court or arbitrator or any governmental body, agency, or official that, individually or in the aggregate, if determined or resolved adversely to the Purchaser could or in the aggregate, would reasonably be expected to adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any Ancillary Agreement (to which the Purchaser is or will be a party).

5.4        Non-Contravention.  The execution, delivery, and performance by the Purchaser of this Agreement and each Ancillary Agreement (to which the Purchaser is or will be a party) does not and will not (a) (i) violate the governing or Organizational Documents of the Purchaser or any of the Purchaser’s Subsidiaries, or (ii) violate the governing or Organizational Documents of the Company, (b) violate any applicable Law or Order or (c) require any filing with or permit, consent, or approval of, or the giving of any notice to, any court or other Person, except in the case of clauses (b) and (c) for such filings, Licenses, consents, approvals, or notices and violations that, individually or in the aggregate would not reasonably be expected to materially and adversely affect the Purchaser’s right or ability to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any Ancillary Agreement (to which the Purchaser is or will be a party).

5.5        Finders’ Fees.  There is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

5.6        Financial Capability.  Purchaser will have, as of the Closing Date, sufficient funds to pay the Transaction Consideration and otherwise consummate the transactions contemplated by this Agreement.

VI.  CERTAIN COVENANTS

6.1        No Indebtedness or Liens.  At or prior to the Closing, the Seller shall cause, or shall have caused, the Company to satisfy all outstanding Indebtedness, except as disclosed on Schedule 6.1.  At or prior to the Closing, the Seller shall cause, or shall have caused, the Company to terminate all Liens on or against any assets or equity interests of the Company, other than the Permitted Liens or Liens to be released as a result of the Closing Indebtedness Payments.

6.2        Further Assurances.  From time to time, as and when requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

6.3        Conduct of Business of the Company.

6.3.1     During the period from the date of this Agreement through the Closing, the Company will, and the Seller will use its best efforts, to cause the Company to, conduct its operations only in the Ordinary Course (including managing its working capital in accordance with its past practice and custom) and, without limiting the generality or effect of the foregoing, the Company will and the Seller will use its best efforts to:  (a) preserve intact its business organization, (b) keep available the services of its officers and key employees, (c) continue in full force and effect without material modification all Policies, (d) pay its Indebtedness and trade and other accounts payable punctually when and as the same will become due and payable and perform and observe, in all material respects, its duties and obligations under all Material Contracts, (e) other than terminations in the ordinary course of business, maintain its relationships and goodwill with material suppliers, franchisees, distributors, manufacturers, customers, landlords, key employees, agents and others having business relationships with it, and (f) take any action that is required so that all representations or warranties of the Company and the Seller are true and correct in all material respects (except for those qualified by materiality, knowledge or Material Adverse Effect, which should be true in all respects) as of the Closing.  The Company will, and the Seller will use its best efforts to cause the Company to, confer with the Purchaser concerning operational matters of a material nature and report periodically to the Purchaser concerning the business, operations, and finances of the Company.

6.3.2     Without limiting the generality or effect of Section 6.3.1, prior to the Closing, the Company will not, except (i) as set forth in Schedule 6.3.2, (ii) as required by applicable Law, or (iii) as otherwise contemplated by this Agreement, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed) take any action or suffer any event described in Section 3.9.

6.4        Exclusive Dealing.  During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller will not, nor shall the Seller permit the Company, any of their Affiliates, or other representatives of any of the foregoing (including advisors, agents, attorneys, employees, or consultants) to, take any action to, directly or indirectly, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to any Person, other than the Purchaser (and its Affiliates and representatives), concerning any purchase of any interests or any merger, asset sale, contribution, recapitalization, investment in, or similar transaction involving the Company.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller will, and will cause the Company to, promptly (and in any event within two (2) Business Days thereof) disclose to the Purchaser the existence or occurrence of any proposal or contract that it, he or she or any of their representatives described above may receive or become aware of in respect of any such transaction and the identity of the Person from whom such a proposal or Contract is received.

6.5        Review of the Company.  Prior to the Closing, the Seller will, and will cause the Company to, permit the Purchaser, directly or through its Affiliates or representatives, to review the properties, books, and records of the Company and their financial and legal conditions to the extent the Purchaser deems it necessary or advisable to familiarize itself with such properties and other matters, provided, however, such review shall not unreasonably disrupt the Company’s operation and provided further that no employee will be approached without consent and coordination of the management of the Company.  The Seller will, and will cause the Company to, permit the Purchaser and their representatives to have, after the date of execution of this Agreement, reasonable access to the premises and to all the books and records of the Company and to cause the officers of the Company to furnish the Purchaser with such financial and operating data and other information with respect to the Business, properties, assets and Liabilities of the Company as the Purchaser may from time to time reasonably request, provided, however, such review shall not unreasonably disrupt the Company’s operation.  The Seller will, and will cause the Company to, deliver or cause to be delivered to the Purchaser such additional instruments, documents, certificates, and opinions as the Purchaser may reasonably request for the purpose of (a) verifying the information set forth in this Agreement or on any Schedule attached to this Agreement and (b) consummating or evidencing the transactions contemplated by this Agreement. All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be “Information” for purposes of the Confidentiality Agreement entered into by the Seller and the Purchaser dated as of December 9, 2009 (the “Non-Disclosure Agreement”).  Notwithstanding the foregoing, Seller shall not be required to disclose any information if such disclosure would contravene any applicable Law.  Upon the Closing, the Non-Disclosure Agreement shall: (a) terminate with respect to any Information (as defined therein) of the Company and/or the Business, and (b) continue in full force and effect with respect to any other Information of or relating to the Seller.

6.6        Reasonable Efforts.  The Company will, and the Seller will cause the Company to, and the Purchaser will, cooperate and use its reasonable efforts to take, or cause to be taken, all appropriate actions (and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws) to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable efforts to obtain, prior to the Closing, all Licenses and parties to contracts with the Company, as applicable, as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement.  Notwithstanding any other provision of this Agreement, in no event will the Purchaser or any of its Affiliates (including the Company after the Closing) be required to (a) enter into or offer to enter into any divestiture, hold-separate, business limitation, or similar agreement or undertaking in connection with this Agreement or the transactions contemplated by this Agreement or (b) make any payment in connection with any consent or approval or condition to Closing set forth in any section of Article VIII that is necessary or advisable for the Seller or the Company to obtain or satisfy in order to consummate the transactions contemplated by this Agreement.

6.7        Termination of Certain Agreements and Similar Arrangements.  Except for any Ancillary Agreements entered into in connection with the transactions contemplated by this Agreement, at or prior to the Closing, the Seller will cause any and all voting trusts or agreements, registration rights agreements, pledge agreements, buy-sell agreements, rights of first refusal or preemptive rights, stockholders agreements, proxies or similar agreements, arrangements or understandings relating to the Shares to be terminated and will provide the Purchaser with documentation reasonably satisfactory to the Purchaser evidencing such termination.

6.8        Termination of 401(k) Plan.  Prior to the Closing Date, by proper resolution of the Company’s Board of Directors, and adoption of plan amendments, if necessary, the Company will cease all contributions to and discontinue the right of all participants to accrue additional benefits under the Company’s 401(k) plan, and terminate the Company’s 401(k) plan, effective no later than one day prior to the Closing Date.  The form and substance of such resolutions and amendments will be subject to the reasonable advance review and approval by Purchaser’s counsel.  The Company shall take such other actions to terminate Plans before the Closing Date as requested by Purchaser.

VII.  TAX MATTERS

7.1        Preparation of Tax Returns; Control of Audits; Tax Refunds.

7.1.1      The Seller shall prepare or cause to be prepared for filing by the Company all Tax Returns for the Company for all Tax periods ending on or before the Closing Date that are due after the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Company’s past practices, except to the extent required by applicable Law.  Such Tax Returns (including any related work papers or other information reasonably requested by the Purchaser), shall be provided to the Purchaser not later than ten (10) days before the due date for filing such Tax Returns (including extensions), and the Purchaser shall thereafter cause all such Tax Returns to be timely filed by the Company.  The Seller will timely pay (or cause to be timely paid) all Pre-Closing Tax Liabilities (as such term is defined herein) shown as due and owing on all such Tax Returns, other than to the extent that an accrual with respect to such Tax is included as a current liability and taken into account for purposes of determining the Transaction Consideration adjustment stipulated in Section 2.4 above.

7.1.2      The Purchaser shall cause the Company to prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company for all Tax periods that begin before the Closing Date and end after the Closing Date (the “Straddle Periods”).  Such Tax Returns shall be prepared in a manner consistent with the Company’s past practices, except to the extent required by applicable Law.  Such Tax Returns (including any related work papers or other information reasonably requested by the Seller) shall be provided to the Seller for its review not later than forty-five (45) days before the due date for filing such Tax Returns (including extensions).  If the Seller does not provide the Purchaser with a written description of the items in the Tax Returns that the Seller intends to dispute within fifteen (15) days following the delivery to the Seller of such documents, the Seller shall be deemed to have accepted and agreed to such documents in the form provided, and the Purchaser shall thereafter cause such Tax Returns to be timely filed by the Company in the form provided to the Seller.  The Purchaser and the Seller agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions.  In the event the parties are unable to resolve any dispute within ten (10) days following the delivery of written notice by the Seller of such dispute, then the Seller and the Purchaser shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by Ernst & Young LLP or, if such firm declines the representation, a nationally recognized accounting firm mutually agreed on by the Seller and the Purchaser (the accounting firm ultimately chosen, the “Accounting Referee”).  The Purchaser and the Seller shall jointly request the Accounting Referee to resolve any issue in dispute at least five business days before the due date of such Tax Return, in order that such Tax Return may be timely filed.  The Accounting Referee shall make a determination with respect to any disputed issue within five Business Days before the due date (including extensions) for the filing of the Tax Return in question, and the Purchaser shall cause the Company to file such Tax Return on the due date (including extensions) therefor in a manner consistent with the determination of the Accounting Referee.  The determination of the Accounting Referee shall be binding on all parties; provided that any such determination shall be limited to the resolution of issues in dispute.  The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., the Seller, on the one hand, and the Purchaser, on the other hand, that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee).  In addition to the Straddle Period Tax Returns prepared by the Purchaser pursuant to this Section 7.1.2, the Purchaser shall also submit to the Seller, together with such Straddle Period Tax Returns, a proposed allocation of the Taxes with respect to any such Straddle Period for which the Seller is responsible pursuant to Section 7.5.1 hereof (“Seller’s Straddle Period Allocation”), and the dispute resolution mechanism set forth in this Section 7.1.2 shall also apply with respect to such proposed Seller’s Straddle Period Allocation.  The Seller shall pay to the Purchaser on or before the date which is the later of three business days before the due date of each applicable Tax Return (after giving effect to any valid extensions), or five days after such final determination, the amount of the Pre-Closing Tax Liabilities for which the Seller is responsible as determined herein.

7.1.3      The Purchaser and the Seller shall cooperate fully in connection with the filing of Tax Returns pursuant to this Section 7.1 and, subject in all respects to the provisions of Section 7.2 hereof, in connection with any audit, litigation or other proceeding with respect to Taxes of the Company.  Such cooperation shall include the reasonable furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding.  The Purchaser and the Seller shall (a) retain or cause to be retained all books and records that are in its or his possession with respect to Tax matters pertinent to the Company relating to any Pre-Closing Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any Governmental Authority, and (b) give the other parties hereto reasonable written notice before transferring, destroying or discarding any such books and records and, if the other party so requests, the Purchaser or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

7.1.4      The Purchaser and the Seller shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transaction contemplated hereby).

7.1.5      To the extent that, subsequent to the date hereof, the Company receives any Tax refund attributable to the period of time prior to the Closing, or the Purchaser receives any such Tax refund attributable to the operations of the Company prior to the Closing, such Tax refund shall be the property of the Seller, other than to the extent set forth in the following sentence, and the Purchaser shall cause the Company to remit such Tax refund to the Seller within ten (10) Business Days of receipt thereof.  The foregoing shall not apply with respect to (i) any Tax refund that is reflected as an asset that is taken into account for purposes of determining the Transaction Consideration adjustment stipulated in Section 2.4 above or (ii) any Tax refund attributable to the carryback of a net operating loss that is attributable to any Post-Closing Tax Period.

7.2        Tax Claims.  In the event a claim is made or a deficiency alleged following the Closing relating to the Company by the IRS or any other taxing authority, which, if successful, would result in a loss or liability in respect of which indemnity properly may be sought against the Seller pursuant to this Agreement (collectively, an “Indemnity Tax Matter”), then the following shall apply:

7.2.1      After the Company receives actual notice of such claim or alleged deficiency, the Purchaser shall, or the Purchaser shall cause the Company to, promptly notify the Seller in writing of such claim or alleged deficiency.

7.2.2      The Seller shall have the right to represent the interests of the Company before the relevant Governmental Authority with respect to any Indemnity Tax Matter and shall have the right to control the defense, compromise or other resolution of any such Indemnity Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Indemnity Tax Matter.  The Purchaser shall have the right (but not the duty) to participate in the defense of such Indemnity Tax Matter and to employ counsel, at the Purchaser’s own expense, separate from counsel employed by the Seller, and the Seller shall keep the Purchaser informed with respect to the commencement, status and nature of any such Indemnity Tax Matter and will, in good faith, allow the Purchaser to consult with it regarding the conduct of or positions taken in any such Action.

7.2.3      Notwithstanding the provisions of Section 7.2.2, the Seller shall not settle or compromise any Indemnity Tax Matter without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned, or delayed, unless such settlement or compromise would have no net adverse Tax impact upon the Company or the Purchaser, which shall be determined taking into account any indemnification payment actually made by the Seller to the Company and/or the Purchaser pursuant to the provisions hereof coincident with any such settlement or compromise, in which case the consent of the Purchaser shall not be required with respect to such settlement or compromise.

7.3        Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added, and other such similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated by this Agreement, will be borne and paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

7.4        Certain Definitions.  For purposes of this Article VII the following terms shall have the following meanings:

7.4.1      “Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

7.4.2      “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, including without limitation the Pre-Closing Portion of any Straddle Period.

7.5        Liability for Taxes.

7.5.1      The Seller will be solely responsible for the following Taxes (collectively, the “Pre-Closing Tax Liabilities”):  (i) all Taxes imposed upon the Seller, (ii) all Taxes imposed upon the Company with respect to Pre-Closing Tax Periods and which are attributable to operations of the Company prior to the Closing Date; and (iii) with respect to Straddle Periods (if any), all Taxes imposed upon the Company which are allocable, pursuant to Section 7.5.3, to the Pre-Closing portion of such Straddle Period.

7.5.2      The Company will be solely responsible for any and all Taxes (collectively, the “Post-Closing Tax Liabilities”) of, or payable by, the Company that do not constitute Pre-Closing Tax Liabilities, including without limitation, in the case of Taxes with respect to a Straddle Period, all Taxes which are allocable, pursuant to Section 7.5.3, to the portion of such taxable year or period commencing after the Closing Date.

7.5.3      In order to apportion appropriately any income Taxes relating to any taxable year or period that includes a Straddle Period, the parties will, to the extent permitted under applicable Laws, consider the Closing Date as the last day of the taxable year or period of the Company.  In the case of any Straddle Period, the portion of any income Taxes that is allocable to the portion of the Pre-Closing portion of such Straddle Period will be deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date based on the actual operations of the Company through and as of the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income shall be taken into account, for an equitable sharing of such income Taxes) and the books of the Company will be deemed to be closed as of the close of business on the Closing Date.  For purposes of computing the income Taxes attributable to the two portions of a Straddle Period, the amount of any item that is taken into account only once for a taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the Straddle Period in proportion to the number of days in each portion.  In order to apportion appropriately any Taxes (other than income Taxes) relating to any taxable year or period that includes a Straddle Period, the portion of such Tax which relates to the Pre-Closing portion of such Straddle Period shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period.  All determinations necessary to give effect to the allocation set forth in this Section 7.5.3 shall be made in a manner consistent with the prior practice of the Company.

7.5.4      The Seller shall pay the Purchaser with regard to its Section 7.5 indemnities within ten (10) days of receiving notice from the Purchaser.

VIII.  CONDITIONS TO CLOSING

8.1        Conditions to Obligations of the Purchaser at the Closing.  The obligations of the Purchaser to consummate the Closing are subject to the satisfaction of the following conditions.  Any condition specified in this Section 8.1 may be waived if consented to by the Purchaser; provided, however, that no such waiver shall be effective against the Purchaser unless it is set forth in writing and signed by the Purchaser.

8.1.1      Representations, Warranties and Covenants of the Company and the Seller.  (a) Each of the representations and warranties of the Company and the Seller made in this Agreement shall be true and correct in all material respects (or, if any specific representation or warranty of the Company or the Seller is expressly qualified by concepts of “knowledge,” “materiality” or “Material Adverse Effect,” then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing); (b) the Seller shall, and shall have caused the Company to, have performed and complied in all material respects (except for those covenants set forth in Section 2.1.1 which shall have been performed in all respects) with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Seller or the Company on or before the Closing Date; and (c) the Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, confirming the satisfaction of the conditions contained in Sections 8.1.1 (Representations, Warranties and Covenants of the Company and the Seller), 8.1.3 (No Injunction, Etc.), 8.1.4 (No Proceedings), 8.1.5 (Required Filings), 8.1.8 (Third Party Consents; Governmental Approvals), 8.1.9 (No Material Adverse Effect), 8.1.12 (Release of Liens) and such other evidence of compliance with their obligations as the Purchaser may reasonably request.

8.1.2      Officer’s Certificate.  The Company shall have delivered to the Purchaser at the Closing a certificate from an officer of the Company, dated as of the Closing Date, certifying that (i) the Organizational Documents of the Company attached to the certificate are true and complete; (ii) such Organizational Documents have been in full force and effect in the form attached from and after the date of the adoption of the resolutions referred to in clause (iii) below and no amendment to such Organizational Documents has occurred since the date of the last amendment annexed thereto, if any; and (iii) the resolutions adopted by the Seller and the board of directors of the Company (or a committee thereof duly authorized) authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements, and the consummation of all other transactions contemplated by this Agreement, as determined by the Purchaser in its reasonable discretion, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto.

8.1.3      No Injunction, Etc.  No provision of any applicable Law, Order or proceeding shall be in effect that shall prohibit or restrict the consummation of the Closing, or that shall impact adversely the operation of the Business.

8.1.4      No Proceedings.  No proceeding challenging this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements or seeking to prohibit, alter, prevent, or materially delay the Closing or seeking Damages incident to this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements, shall have been instituted by any Person before any Governmental Authority and be pending.

8.1.5      Required Filings.  All actions by or in respect of, or filings by, the Company or the Seller with any Person required to permit the consummation of the Closing shall have been taken or made at or prior to the Closing.

8.1.6      Opinion of Counsel.  The Purchaser shall have received one or more opinions of counsel to the Company and the Seller, dated the Closing Date, substantially in the forms attached as Exhibit A.

8.1.7      Ancillary Agreements.  Each of the Ancillary Agreements shall have been executed and delivered at the Closing by the Company, the Seller and any other parties that are, as contemplated by this Agreement, to become a party thereto.

8.1.8      Third Party Consents; Governmental Approvals.  All consents, approvals, or waivers, if any, disclosed on any Schedule attached to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement shall have been received.  All of the consents, approvals, authorizations, exemptions, and waivers from Governmental Authorities that shall be required in order to enable the Purchaser to consummate the transactions contemplated by this Agreement shall have been obtained.

8.1.9      No Material Adverse Effect.  The Business shall have been conducted in the Ordinary Course and no change, event, occurrence, or circumstance shall have occurred or arisen since the date of this Agreement that, individually or when considered together with all other matters, has had or would reasonably be expected to have a Material Adverse Effect.

8.1.10    Good Standing Certificates.  The Seller shall have caused the Company to have delivered to the Purchaser a certificate of good standing for the Company from the Secretary of State of the State of California, as of a date within ten (10) days of the Closing Date.

8.1.11    Transaction Consideration Statement.  The Seller shall have delivered to the Purchaser the Transaction Consideration Statement in accordance with the requirements of this Agreement.

8.1.12    Release of Liens.  Except for Permitted Liens and as disclosed on Schedule 6.1, all Liens on or against any assets or Securities of the Company shall have been released at or prior to the Closing, and the Seller shall have provided the Purchaser with documentation reasonably satisfactory to the Purchaser evidencing such release.

8.1.13    Stock Certificates and Transfer Powers.  The Seller shall have delivered to the Purchaser the certificates, or affidavits of loss in lieu thereof, representing all of the Shares (duly endorsed in blank or accompanied by duly executed transfer documents).

8.1.14    Restrictive Covenants and Release Agreements. The Seller shall have entered at the Closing into restrictive covenants and release agreements with the Company in substantially the form attached hereto as Exhibit B (the “Restrictive Covenants Agreement”).

8.1.15    FIRPTA Certificate.  The Seller shall have delivered a certificate, in such form as is reasonably satisfactory to the Purchaser, to the effect that the Company is not and has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code and ending on the Closing Date.

8.1.16    Members’ of the Board of Directors and Officers’ Resignations.  The Company shall have delivered at the Closing evidence of the resignation of the Company’s board of directors and officers effective as of the Closing.

8.1.17    Due Diligence.  The results of the Purchaser’s legal, accounting and financial due diligence investigations shall not have revealed material negative findings as determined by Purchaser in its sole discretion.

8.1.18    Other Deliveries.  The Company and the Seller shall have delivered such other documents, instruments, and certificates as the Purchaser may reasonably request.

8.1.19    Termination of Affiliate Agreements.  The management agreement between the Company and the Seller and the consulting agreement between the Company and an Affiliate of Mr. Gorfung shall have been terminated.

8.2        Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the Closing are subject to the satisfaction of the following conditions.  Any condition specified in this Section 8.2 may be waived if consented to by the Seller; provided, however, that no such waiver shall be effective against the Seller unless such waiver is set forth in writing and signed by the Seller.

8.2.1      Representations, Warranties, and Covenants of the Purchaser.  (a) Each of the representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects  (or, if any specific representation or warranty of the Purchaser is expressly qualified by concepts of  “knowledge”, “materiality” or “Material Adverse Effect,” then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing); and (b) the Purchaser shall have performed and complied with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Purchaser on or before the Closing Date.

8.2.2      No Injunction, Etc.  No provision of any applicable Law and no Order shall be in effect with respect to the Purchaser that shall prohibit the consummation of the Closing.

8.2.3      Ancillary Agreements.  Each of the Ancillary Agreements to which the Purchaser is a party shall have been executed and delivered by the Purchaser or its designee.

8.2.4      Required Filings.  All actions by or in respect of, or filings by, the Purchaser required to be made or done to permit the consummation of the Closing shall have been taken or made.

IX.  SURVIVAL; INDEMNIFICATION

9.1        Survival.  The representations and warranties of the Parties contained in this Agreement or in any certificates or other writing delivered pursuant to this Agreement or in connection herewith will survive the Closing for twenty four (24) months thereafter; provided, however, that (a) the representations and warranties contained in Section 3.1 (Existence and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.3 (Non-Contravention; Consents; Restrictive Documents), Section 3.4 (Capitalization), Section 3.7 (Interested Transactions), Section 3.20 (Interests in Counterparties and Others) and Section 3.31 (Finders’ Fees), Article IV (Seller Representations) and Article V (Purchaser Representations) shall survive the Closing indefinitely, (b) the representations and warranties contained in Section 3.8 (Tax Matters), Section 3.18 (Environmental Matters), Section 3.19 (Plans and Material Documents), and Section 3.25 (Export Compliance) (collectively, the representations and warranties in the foregoing (a) and (b) are referred to herein as the “Fundamental Reps”)  shall survive the Closing until the longer of (i) sixty (60) days past the expiration of the statute of limitations applicable to matters covered thereby (after giving effect to any waiver or extension thereof granted by the applicable Party or the pendency of any litigation or dispute resolution process) or (ii) the date which is twenty four (24) months after the Closing Date, and (c) the representations and warranties and certifications contained in the certificates delivered pursuant to Section 8.1.2 shall survive for the same duration that the representations and warranties to which they are applicable survive.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time.  Subject to any applicable statutes of limitations, all covenants and agreements of the Parties contained in this Agreement will survive the Closing indefinitely in accordance with their terms.

9.2        Indemnification by the Seller.

9.2.1      Subject to the terms and conditions of this Article IX, the Seller shall indemnify, defend, and hold harmless the Purchaser and its equity owners, directors, managers, officers, employees, and Affiliates (the “Purchaser Indemnified Parties”), provided that there is no Duplication of Recovery against any and all Damages actually incurred or suffered by the Purchaser Indemnified Parties to the extent resulting from:

(a)       any failure of any representation or warranty made by the Company or the Seller in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing;

(b)       any breach of any covenant or agreement made or to be performed by the Seller or, prior to the Closing, the Company, pursuant to this Agreement;

(c)       any Pre-Closing Tax Liabilities, other than to the extent that such Pre-Closing Tax Liabilities are reflected as a current liability taken into account for purposes of determining the Transaction Consideration adjustment stipulated in Section 2.4 above; and

(d)       any past, present or future claim with respect to, and any obligation or Liability or loss relating to: (i) any activity or transaction by the Company that is or was, or is or was alleged to be, prohibited by or in violation of any U.S. Export Control or Import Law, including the failure to renew any registration required by the International Traffic in Arms Regulations, (ii) the failure of the Company to update its 401(k) Plan timely for changes in the law including the failure to timely adopt an amended and restated EGTRRA plan document, (iii) the matters identified on Schedule 3.12 or required by Section 3.12 to be identified thereon, and all current or future matters reasonably related thereto or an extension thereof; provided, however, that in the case of this subpart (iii) the Purchaser has first used commercially reasonable efforts (which shall not include resorting to litigation) to recover such Damages from any applicable insurer, and (iv) any bonus amounts or cash or in-kind severance benefits (including perquisites) offered or promised to any current or former employee or consultant of the Company other than to the extent that such Liability is reflected on the Transaction Consideration Statement and reduced the Transaction Consideration.

For purposes of this Section, “Duplication of Recovery” means that Seller or Purchaser, as applicable, shall not be obligated to indemnify more than one Purchaser Indemnified Party or Seller Indemnified Party for the same identical Damages (for the purpose of illustration: if Seller indemnifies one of Purchaser’s Affiliates for Damages caused by discovery of a payable amount, Seller shall not be obligated to indemnify Purchaser for Damages arising from any reduction in the value of their shareholdings in said Affiliate as a result of the discovery of said payable).

9.2.2      Time Limitations.  The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.2.1(a) unless on or before the relevant survival date specified in Section 9.1 (the “Survival Date”), the Purchaser notifies the Seller in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser.

9.2.3      Limitations on Indemnification of the Purchaser Indemnified Parties.

(a)       The Seller shall not have any liability under Section 9.2.1(a) unless the aggregate amount of Damages incurred by the Indemnified Parties and indemnifiable thereunder exceeds $175,000 (the “Basket”) and, in such event, the Seller shall be required to pay only  amounts exceeding the amount of such Basket (and not the Basket amount), provided, however, the foregoing deductible provision shall not apply to a breach of the Fundamental Reps or a fraudulent breach of the representations or warranties contained in Article III.

(b)       Seller shall not be required to indemnify any Purchaser Indemnified Party under Section 9.2.1(a) for an aggregate amount exceeding $5,000,000; provided, however, the foregoing cap provision shall not apply to a breach of the Fundamental Reps or a fraudulent breach of the representations or warranties contained in Article III.

(c)       For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Damages hereunder any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(d)       The indemnification obligations of Seller under this Article IX shall be reduced by the amount of any insurance proceeds or other third party indemnification payments that any Purchaser Indemnified Party has actually received (net of expenses reasonably incurred by the Purchaser Indemnified Party in collecting such amount, including any deductible amounts, attorneys’ fees, retroactive premium adjustments and expenses) in respect of such Damages as of the date of the actual indemnification payment under this Article IX.

(e)       For the avoidance of doubt, the Purchaser Indemnified Parties  acknowledge and agree that following the Closing, the indemnification provisions in this Article IX shall be the exclusive remedy of the Purchaser Indemnified Parties with respect to the transactions contemplated by this Agreement other than claims for fraud or willful misconduct; provided, however, that notwithstanding the foregoing the Purchaser shall be entitled to bring an action for injunctive or other equitable relief to enforce the terms of this Agreement, including specific performance.

9.2.4      For the avoidance of doubt, other than in connection with a breach of a representation and warranty set forth in Article III, the Purchaser Indemnified Parties  acknowledge and agree that no Damages will be indemnified relating to the physical states of the Company’s property, leased real property, inventory, machinery and equipment, spare parts, intellectual property, technology, software, hardware and other personal property relating to the Business, since they shall be on the Closing Date otherwise in an AS IS physical condition or repair.

9.2.5      The Seller (a) expressly waives any rights of indemnification of the Seller against the Company for acts, circumstances, and events that give rise to indemnification obligations of the Seller arising under this Section 9.2, and (b) agree and acknowledge that they will have no right of contribution from, or right of subrogation against, the Company in the event they are required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of this Section 9.2.

9.3        Indemnification by the Purchaser.

9.3.1      Subject to the terms and conditions of this Article IX, the Purchaser will indemnify, defend, and hold harmless the Seller, its Affiliates and its respective officers, directors, managers, stockholders, members, partners, representatives and agents (collectively, the “Seller Indemnified Parties”) against any and all Damages actually incurred or suffered by the Seller Indemnified Parties to the extent resulting from: (a) any failure of any representation or warranty made by the Purchaser in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing; (b) any breach of any covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement; (c) any fraud, willful misconduct or criminal acts of Purchaser or any Affiliate, officer, employee or agent thereof and (d) acts or omissions of Purchaser or the Company after the Closing other than to the extent arising out of or in connection with any matter with respect to which the Purchaser is entitled to indemnification pursuant to this Agreement.

9.4        Indemnification Procedures.

9.4.1      Except as provided in Article VII with respect to certain Tax matters, if any Person who or which is entitled to seek indemnification under Section 9.2 or 9.3 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof; provided, however, that if the Indemnified Party receives a complaint, petition, or any other pleading in connection with a Third Party Claim which requires the filing of an answer or other responsive pleading, the Indemnified Party shall furnish the Indemnifying Party with a copy of such pleading at least ten (10) Business Days prior to the date a responsive pleading thereto is required to be filed (or promptly upon receipt by the Indemnified Party, if the Indemnified Party receives such complaint, petition or other pleading within such ten (10) Business Day period).  Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have the right to participate in the defense of such Third Party Claim at the Indemnifying Party’s expense, or at its option (subject to the limitations set forth in this Section 9.3.1) to assume the defense of thereof by appointing a recognized and reputable counsel acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that:

(a)       The Indemnifying Party must give the Indemnified Party written notice of its election to assume control of the defense of the Third Party Claim within ten (10) Business Days of the Indemnifying Party’s receipt of notice of the Third Party Claim.

(b)       The Indemnified Party shall be entitled to participate in the defense of the Third Party Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party, except that the Indemnifying Party shall pay (i) any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense and (ii) the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

(c)       The Indemnifying Party shall not be entitled to assume control of the defense of the Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not unconditionally acknowledge in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim, (ii) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim seeks injunctive or other equitable relief applicable to the Indemnified Party, or (iv) the Indemnifying Party fails to take reasonable steps necessary to defend diligently the Third Party Claim within ten Business Days after receiving written notice from the Indemnified Party that the Indemnified Party reasonably believes (upon having received advice from reputable counsel) that the Indemnifying Party has failed to take such steps.

(d)       Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to loss, liability, or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties.

9.4.2      Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of five (5) Business Days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such five Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

9.4.3      A failure to give timely notice or to include any specified information in any notice as provided in Section 9.4.1 or 9.4.2 will not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

9.5        Miscellaneous Indemnification Provisions.

9.5.1      Purchaser Knowledge.  The right to indemnification or other remedy based upon the representations, warranties, covenants and agreements shall not be affected by any investigation (including any environmental investigation or assessment) conducted or any knowledge acquired or capable of being acquired at any time prior to Closing with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants and agreements except to the extent the Seller demonstrates conclusively that Frank Guidone had actual knowledge (without imputation from others) of an actual breach of such representation or warranty set forth in Article III.

9.5.2      Transaction Consideration Adjustment.  The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Transaction Consideration for Tax purposes, unless otherwise required by Law.

9.5.3      The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making all reasonable best efforts to mitigate or resolve any such claim or liability.

X.  MISCELLANEOUS.

10.1      Termination.

10.1.1    This Agreement may be terminated at any time prior to the Closing:

(a)       by the written consent of the Purchaser and the Seller;

(b)       by the Purchaser, if there has been a breach by the Company or the Seller of any covenant, representation, or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligations of the Purchaser, as applicable, at the Closing, and such breach has not been waived by the Purchaser, as applicable, or, in the case of a covenant breach, cannot be or has not been cured by the Company or the Seller within the earlier of (i) ten (10) days after written notice thereof from the Purchaser or (ii) the Closing Date;

(c)       by the Seller, if there has been a breach by the Purchaser of any covenant, representation, or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligation of the Seller at the Closing, and such breach has not been waived by the Seller or, in the case of a covenant breach, cannot be or has not been cured by the Purchaser, as applicable, within the earlier of (i) ten (10) days after written notice thereof by the Seller or (ii) the Closing Date; or

(d)       the Purchaser or the Seller if the transactions contemplated hereby have not been consummated by September 30, 2011; provided, however, that (i) the Purchaser or the Seller, as applicable, will not be entitled to terminate this Agreement pursuant to this Section 10.1.1(d) if the Purchaser’s breach of this Agreement, on the one hand, and the Company’s or the Seller’s breach of this Agreement, on the other hand, has prevented the consummation of the transactions contemplated by this Agreement.

10.1.2     If this Agreement is terminated pursuant to Section 10.1.1, all further obligations of the Parties under this Agreement (other than pursuant to Section 10.4, which will continue in full force and effect) will terminate without further liability or obligation of either Party to the other parties hereunder; provided, however, that (a) the Purchaser will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of the Purchaser to have performed its material obligations under this Agreement or (ii) any material misrepresentation made by the Purchaser of any matter set forth in this Agreement and (b) the Company and the Seller will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of either the Company or the Seller to have performed its or his material obligations under this Agreement or (ii) any material misrepresentation made by the Company or the Seller of any matter set forth in this Agreement.  Nothing in this Section 10.1.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

10.2      Notices.  Any notice, request, instruction or other document required or permitted to be given under this Agreement by any Party to another Party will be in writing and will be given to such Party (a) at its address set forth in Annex II attached to this Agreement or to such other address as the Party to whom notice is to be given may provide in a written notice to the Party giving such notice or (b) if such Party is the Seller, at the address of the Seller set forth in Annex II or at an address specified in a written notice to the Purchaser.  Each such notice, request, or other communication will be effective (x) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (y) one (1) Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (z) on the date sent if sent by electronic mail or facsimile transmission, receipt confirmed in each case.  THE PARTIES CONSENT TO THE RECEIPT OF ANY SERVICE OF PROCESS DELIVERED AND RECEIVED BY THE  OTHER PARTY AT THE ADDRESS AS SET FORTH IN ANNEX II BY CERTIFIED MAIL AND WITH A RETURN RECEIPT REQUESTED AND WITH POSTAGE PREPAID.

10.3      Amendments and Waivers.

10.3.1    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Purchaser and the Seller (or by any successor to either Party), or in the case of a waiver, by the Party against whom the waiver is to be effective.

10.3.2    No failure or delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.  The rights and remedies provided will be cumulative and not exclusive of any rights or remedies provided for in this Agreement by Law.

10.4      Expenses.  The Purchaser will pay or cause to be paid the fees and expenses incurred by the Purchaser (and its Affiliates) in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement.  The Seller will pay or cause to be paid the Selling Expenses.  In the event of any litigation brought to enforce or interpret this Agreement, or arising out of its negotiation, performance, or subject matter, the Party who prevails will be entitled to recover its attorneys’ fees and costs, including those incurred at trial, in any bankruptcy or other proceeding, on appeal, and in enforcing any judgment, as determined by the court.

10.5      Successors and Assigns.  The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party to this Agreement; and, provided, further, that (a) the Purchaser may assign any of its rights under this Agreement to any Affiliate; and (b) the Purchaser and its Affiliates may at or after the Closing assign their rights under this Agreement to any of its financing sources as collateral security.

10.6      Third Party Beneficiaries.  Except as provided in Article IX, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement.

10.7      Release.  Effective as of the Closing, the Seller and the Seller’s Affiliates, hereby release and forever discharge the Company, and its directors, managers, officers, employees, agents and Affiliates of any of the foregoing, from any and all any rights, claims, demands, debts, Liabilities, costs, expenses, attorneys’ fees, obligations, promises, covenants, agreements, contracts, charges, suits, proceedings, actions, or causes of actions, of any kind, known or unknown, suspected or unsuspected, at Law or in equity, which the Seller or the Seller’s Affiliate now has, has ever had or may hereafter have against any such released party arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing; provided, however, that without limiting the foregoing, nothing contained in this Section 10.7 shall operate to release any claim by the Seller arising out of or relating to this Agreement or any Ancillary Agreement.

10.8      Governing Law; Consent to Jurisdiction.  This Agreement will be governed by, and construed in accordance with, the Laws of the State of California without regard to the conflict of laws rules of such state.  Each of the Parties hereby irrevocably consents and agrees that it shall bring any action, suit or proceeding with respect to any matter arising under or relating to this Agreement or any Ancillary Agreement or the subject matter hereof or thereof in the United States District Court of the Central District of California (or if jurisdiction is not available in such court, then in a state court of the State of California sitting in the City of Los Angeles), unless such party, based on the good faith advice of its counsel, determines that any such court may not exercise or have jurisdiction over the other Party or such matter or that a judgment rendered by such court may not be enforceable in the jurisdiction of the organization of the other Party or a jurisdiction in which such other Party’s office(s) or assets are located.  Each of the Parties hereby irrevocably accepts and submits, for itself and in respect of its properties, to the jurisdiction of the United States District Court of the Central District of California (or if jurisdiction is not available in such court, then in a state court of the State of California sitting in the City of Los Angeles), in person am, generally and unconditionally, with respect to any such action, suit or proceeding.  Each of the Parties hereby irrevocably consents to the service of process in any such action, suit or proceeding in any such court by the mailing of a copy thereof by registered or certified mail, postage prepaid, to such party at the address specified in Section 10.2 for notices to such Party.  In addition to or in lieu of any such service, service of process may also be made in any other manner permitted by applicable Law.  Each of the Parties hereby irrevocably and unconditionally waives any objection or defense which it may now or hereafter have to the laying of venue to any such action, suit or proceeding in the United States District Court of the Central District of California (or if jurisdiction is not available in such court, then in a state court of the State of California sitting in the City of Los Angeles) and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

10.9      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement.  The delivery of this Agreement may be made by facsimile or portable document format (pdf), and such signatures shall be treated as original signatures for all applicable purposes.

10.10     Headings.  The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement.

10.11     Entire Agreement.  This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, and is a complete and final integration thereof.  This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes) supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, including the Letter of Intent dated May 2, 2011 (the “LOI”); provided that Section 6 of the LOI and the other provisions of the LOI as they relate to Section 6 thereof shall remain in full force and effect on their terms.

10.12     Confidentiality.  In consideration of the benefits of this Agreement to the Seller and in order to induce the Purchaser to enter into this Agreement, the Seller hereby covenants and agrees that from the date of this Agreement, through, and after the Closing, the Seller and its Affiliates shall, and shall cause the Company to, keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person any information regarding the Company.  The obligation of the Seller and its Affiliates under this Section 10.12 shall not apply to information which: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 10.12; or (b) is required to be disclosed by Law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, the Seller shall notify the Purchaser as early as reasonably practicable prior to disclosure to allow the Purchaser to take appropriate measures to preserve the confidentiality of such information.  Notwithstanding the forgoing, each party and their respective employees, representatives and agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions and other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure.  The authorization to disclose set forth in this section does not apply to the extent non-disclosure is necessary to comply with securities laws, and does not extend to disclosure of any other information, including: (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated herein, (ii) the identities of participants or potential participants in the transactions contemplated herein, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transactions contemplated herein), or (v) any other term or detail not relevant to the tax treatment or tax structure of the transactions contemplated herein.

10.13     Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

10.14     Legal Representation.  In any dispute or proceeding arising under or in connection with this Agreement including under Article IX, the Purchaser Indemnified Parties shall have the right, at their election, to retain DLA Piper LLP (US) (“DLA Piper”) to represent them in such matter and the Seller, for itself and for its successors and assigns and for the other Seller Indemnified Parties (including, prior to the Closing, the Company) and their respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter.  The Seller acknowledges that the foregoing provision shall apply whether or not DLA Piper provides legal services to the Company after the Closing Date.  The Seller, for itself and its successors and assigns and for the other Seller Indemnified Parties (including the Company) and their respective successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Purchaser Indemnified Parties and their counsel, including DLA Piper, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications between the Purchaser Indemnified Parties and such counsel and neither the Seller, nor any Person purporting to act on behalf of or through the Seller, will seek to obtain the same by any process.

10.15     Press Release and Announcements.  Unless required by Law (in which case each Party agrees to consult with the other Parties prior to any such disclosure as to the form and content of such disclosure), no press releases or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of the Purchaser and the Seller.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:	COMPANY:

MEASUREMENT SPECIALTIES, INC.	TRANSDUCER CONTROLS CORPORATION

By:	By:
Name:	Name:
Its:	Its:

SELLER:

TEDEA-TECHNOLOGICAL DEVELOPMENT AND AUTOMATION, LTD.

By:
Name:
Its:

(Signature page to Stock Purchase Agreement)

Annex I

DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Accounting Referee”:  as set forth in Section 7.1.2.

“Accounts Receivable”: all accounts receivable, including trade and miscellaneous accounts receivable, arising out of the Business.

“Additional Consideration”:  as set forth in Section 2.4(c)(i).

“Affiliate”:  with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  With respect to any natural Person, “Affiliate” will include such Person’s grandparent, any descendants of such Person’s grandparent, such Person’s spouse, the grandparents of such Person’s spouse, and any descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption or marriage).

“Agreement”:  as set forth in the introductory paragraph.

“Ancillary Agreements”:  shall mean this Agreement, the Restrictive Covenants Agreement, the Escrow Agreement  and the other documents, instruments and agreements to be entered into pursuant hereto and thereto.

“Balance Sheet”:  the consolidated balance sheet of the Company, as of the Balance Sheet Date, included in the Company’s Financial Statements.

“Balance Sheet Date”:  June 30, 2011.

“Basket”:  as set forth in Section 9.2.3.

“Business”:  the business of manufacturing linear position sensors and rotary position sensors for commercial, industrial and testing applications, as currently conducted by the Company.

“Business Day”:  any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Capital Lease Obligations”:  with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.

“CERCLA”:  the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing”:  as set forth in Section 2.2.

“Closing Balance Sheet”:  as set forth in Section 2.4(a).

“Closing Date”:  as set forth in Section 2.2.

“Closing Indebtedness”:  any Indebtedness of the Company as of the Closing.

“Closing Indebtedness Payments”:  as set forth in Section 2.4.1(a)

“Closing Working Capital”: the Working Capital of the Company as of the Closing.

“Code”:  the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Common Stock”:  as set forth in Section 3.4.1.

“Company”:  as set forth in the introductory paragraph.

“Company Licensed Intellectual Property”:  as set forth in Section 3.17.1.

“Company Owned Intellectual Property”:  as set forth in Section 3.17.1.

“Company Real Property”:  any real property and improvements at any time owned, leased, used, operated, or occupied (whether for storage, disposal, or otherwise) by the Company.

“Company Securities”:  as set forth in Section 3.4.1.

“Constituent of Concern”:  any hazardous substance, hazardous waste, hazardous material, pollutant or contaminant, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB, airborne mysote, mold spores, or similar substance, or any substance classified or defined as hazardous, extremely hazardous, toxic or dangerous under any Environmental Laws.

“Contracts”:  contracts, leases and subleases, franchises, agreements, licenses, arrangements, commitments, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, documents, indentures, mortgages, security interests, guarantees, and other similar arrangements whether written or oral, other than the Plans.

“Current Assets”:  the Company’s collective (a) cash and cash equivalents; (b) Accounts Receivable (net of allowance for doubtful accounts), (c) inventories (net of reserve for obsolescence), (d) prepaid expenses and (e) other current assets, all determined in accordance with GAAP applied consistently with past practices of the Company.

“Current Liabilities”:  the Company’s collective (a) accounts payable, (b) unearned revenues, and (c) other current Liabilities, including accrued payroll expenses, accrued Liabilities for payroll, sales, use, employment, income and other Taxes and Liabilities to make distributions to any Person, all determined in accordance with GAAP applied consistently with past practices of the Company.

“Damages”:  any and all debts, losses (including diminution in value), claims, damages, costs, fines, judgments, awards, penalties, interest, obligations, payments, settlements, suits, demands, expenses and Liabilities of every type and nature, together with all reasonable costs and expenses (including reasonable attorneys’ and other legal fees and out-of-pocket expenses) actually incurred in connection with any of the foregoing and including the reasonable cost of the investigation, preparation or defense of any action in connection therewith, and the assertion of any claims under this Agreement, and the cost of any Tax, interest, penalty or addition to Tax.

“Defined Expenses” collectively means the fees and expenses incurred or incident to this Agreement and the Ancillary Agreements and in preparing to consummate and consummating the transactions contemplated by this Agreement, including reasonable out-of-pocket costs and expenses (including the out-of-pocket fees, disbursements, and other charges of legal counsel, consultants, and accountants).

“Direct Claim”:  as set forth in Section 9.4.2.

“DLA Piper”: as set forth in Section 10.15.

“Embargoed Person”: means any person, country or entity subject to trade restrictions under United States Law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. §§ App.1, et seq., the Export Administration Act, 50 U.S.C. app. §§ 2401-2420, the Arms Export Control Act, 22 U.S.C. §§ 2751-2794, or any statutes, regulations or Executive Orders implemented by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. Commerce Department’s Bureau of Industry and Security (“BIS”) or the United States Department of State Directorate of Defense Trade Controls (“DDTC”).

“Environmental Claim”:  any claim; litigation; demand; action; cause of action; suit; loss; cost, including attorneys’ fees, diminution in value, and expert’s fees; Damages; punitive damage, fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any requirement of Environmental Law; proceeding; consent or administrative order, agreement, or decree; Lien; personal injury or death of any Person; or property damage (including diminution in value Damages), whether threatened, sought, brought, or imposed, that is related to or that seeks to recover Damages related to, or seeks to impose liability for: (a) improper use or treatment of wetlands, pinelands, or other protected land or wildlife; (b) radioactive materials (including naturally occurring radioactive materials); (c) pollution, contamination, preservation, protection, decontamination, remediation, or clean-up of the air, surface water, groundwater, soil or protected lands; (d) solid, gaseous, or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal, or transportation; (e) exposure of Persons or property to any Constituent of Concern and the effects thereof; (f) the release or threatened release (into the indoor or outdoor environment), generation, manufacture, processing, distribution in commerce, use, application, transfer, transportation, treatment, storage, disposal, or remediation of a Constituent of Concern; (g) injury to, death of, or threat to the health or safety of any Person or Persons caused directly or indirectly by any Constituent of Concern; (h) destruction caused directly or indirectly by any Constituent of Concern or the release or threatened release of any Constituent of Concern to any property (whether real or personal); (i) the implementation of spill prevention and/or disaster plans relating to any Constituent of Concern; (j) community right-to-know and other disclosure Laws; or (k) maintaining, disclosing, or reporting information to Governmental Authorities or any other third Person under, or complying or failing to comply with, any Environmental Law.  The term “Environmental Claim” also includes any Damages incurred in testing related to or resulting from any of the foregoing.

“Environmental Condition”:  a condition with respect to the environment that has resulted or could result in Damages to the Company under applicable Environmental Laws.

“Environmental Law”:  means all applicable Laws, Environmental Permits, and similar items of any Governmental Authority relating to the protection of human health or safety, or the environment, including: (a) all requirements pertaining to liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; (b) all requirements pertaining to the protection of the health and safety of employees or the public; and (c) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated, or approved thereunder.  The term “Environmental Law” includes (i) CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and OSHA, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts and (ii) any common Law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass, strict liability, contribution and indemnification) that may impose liability or obligations for injuries or Damages due to, or threatened as a result of, the presence of, effects of, or exposure to any Constituent of Concern.

“Environmental Permits”:  all Licenses relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the business.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”:  any Person that would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Agent”:  Citibank, N.A.

“Escrow Agreement”:  the Escrow Agreement to be dated as of the Closing Date, substantially in the form of Exhibit C attached hereto.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements”: the audited balance sheets of the Company as of December 31, 2010 and December 31, 2009, together with the related statements of income and cash flow for the periods then ended, and the unaudited Balance Sheet, together with the related unaudited statements of income and cash flow for the period ending on the Balance Sheet Date, all of which are attached as Schedule 3.5.1.

“Force Majeure Event”:  as set forth in Section 3.31.

“Fundamental Reps”: as set forth in Section 9.1.

“GAAP”:  generally accepted accounting principles in effect from time to time in the International IFRS, applied on a consistent basis.

“Governmental Authority”:  any federal, state, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof.

v

“Guarantee”:  of or by any Person (the “guaranteeing person”), means, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guaranteeing person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of the guaranteeing person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guaranteeing person.

“Indebtedness”:  with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services of the Company in the Ordinary Course), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the Ordinary Course), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate hedging arrangements, (j) all obligations including reimbursement obligations of such Person in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances, (l) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (m) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness or Guarantee and (n) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of such Person (other than trade payables and current accruals incurred in the Ordinary Course).  The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Party”:  as set forth in Section 9.4.1.

“Indemnifying Party”:  as set forth in Section 9.4.1.

“Indemnity Tax Matter”: as set forth in Section 7.2.

“Intellectual Property Right”:  all trademarks, trademark rights, service marks, service mark rights, tradenames, tradename rights, copyrights, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, trade secrets, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is owned by the Company or used or held for use by such Person in connection with its respective business.

“IRS”:  the Internal Revenue Service.

“Inventories”: all inventories of the Company, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of finished goods.

“Knowledge Persons”: shall mean all the following individuals:  Mota Gorfung, Danny Haklai, Michael Katz, James A. Bishop, Jessica Bell, Pinhas Wolman, Scott E. Yankie, and Robert Simon.

“Law”:  any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any License granted under any of the foregoing, or any requirement under the common law, or any other pronouncement having the effect of Law of any Governmental Authority, in each case as in effect as of the Closing Date.

“Leased Real Property”:  as set forth in Section 3.14.1.

“Liabilities”: as set forth in Section 3.6.

“License”: shall mean all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Lien”:  with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, preemptive purchase right, easement, encumbrance, security interest, or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person will be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“LOI”: as set forth in Section 10.12.

“Material Adverse Effect”:  any change or effect that is or would reasonably be expected to be materially adverse to (a) the Business, assets, Liabilities, condition (financial and other), results of operations or prospects of the Company, taken as a whole, or (b) the ability of the Seller to timely perform its obligations under this Agreement or the Ancillary Agreements; except for changes in general economic, regulatory, financial or political conditions.

“Material Contract”:  as set forth in Section 3.10.2.

“Necessary Items”:  as set forth in Section 3.31.

“Ordinary Course”:  with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person, and (b) does not require authorization by the board of directors or the Seller (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Order”:  any writ, judgment, injunction, order, or decree (including any consent decree) that is issued, promulgated or entered by or with a Governmental Authority, in each case whether preliminary or final.

“Organizational Documents” means the certificate of incorporation, bylaws and similar governing documents of a Person, as applicable, in each case as amended.

“OSHA”:  the Federal Occupational Safety and Health Act of 1970, as amended from time to time.

“Parties”:  as set forth in the introductory paragraph.

“Pay-Off Letters”:  as set forth in Section 2.4.1(a).

“Permitted Liens”:  (a) Liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in the Balance Sheet; (b) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the Ordinary Course in respect of obligations that are not overdue and that are fully and properly reserved for in the Balance Sheet; or (c) Liens affecting the Company Real Property arising from easements, easement agreements, rights-of-way, restrictions, or minor title defects (whether or not recorded) that arise in the Ordinary Course and that do not detract materially from the value of the property subject thereto or materially impair the use of the property subject thereto; (d) Liens encumbering Leased Real Property (other than Liens based on actions or inactions of the Company); (e) Liens relating to any equipment leases and (f) Liens set forth on Schedule 6.1.

“Person”:  an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

“Plans”:  as set forth in Section 3.19.1.

“Policies”:  as set forth in Section 3.11.

“Post-Closing Tax Liabilities”: as set forth in Section 7.5.2.

“Post-Closing Tax Period”: as set forth in Section 7.4.1.

“Pre-Closing Tax Liabilities”: as set forth in Section 7.5.1.

“Pre-Closing Tax Period”: as set forth in Section 7.4.2.

“Promissory Note”: as set forth in Section 2.4.1(c).

“Purchaser”:  as set forth in the introductory paragraph.

“Purchaser Indemnified Parties”:  as set forth in Section 9.2.1.

“Regulatory Authority”:  shall mean any federal or state regulatory body or agency having jurisdiction or regulatory authority over the Company as of the Closing Date.

“Restrictive Covenants Agreement”: as set forth in Section 8.1.14.

“Securities Act”:  the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses”:  all of the fees and expenses incurred by or on behalf of the Company in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement, including (a) all brokers’ or finders’ fees, and (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts.

“Seller Indemnified Parties”:  as set forth in Section 9.3.1.

“Seller”:  as set forth in the introductory paragraph.

“Seller’s Straddle Period Allocations”: as set forth in Section 7.1.2.

“Shares”:  as set forth in Recital B.

“Straddle Periods”:  as set forth in Section 7.1.2.

“Subsidiary”:  with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated more than 50% of the limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Survival Date”:  as set forth in Section 9.2.2.

“Tax”:  (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, withholding on amounts paid to or by the Company, or any of its Affiliates, custom, duty, or other tax, escheat of unclaimed funds or property, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Governmental Authority, (b) any liability of the Company or any of its Affiliates for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby liability of the Company, or of any of its Affiliates for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of the Company, or of any of its Affiliates for the payment of any amounts as a result of being a party to any Tax Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

x

“Tax Attribute”: as set forth in Section 3.8.1(q).

“Tax Returns”:  all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment or collection of any Taxes of any party or the administration, implementation, or enforcement of or compliance with any Laws relating to any Taxes.

“Tax Sharing Agreements”:  all existing Tax sharing agreements or arrangements (whether oral or written) binding the Company, or any of its Affiliates.

“Third Party Claim”:  any claim, demand, action, suit, or proceeding made or brought by any Person who or that is not a party to this Agreement.

“Transaction Consideration”:  as set forth in Section 2.4.

“Transaction Consideration Statement”:  as set forth in Section 2.3.

“U.S. Export Control Laws”: means the Export Administration Regulations (15 C.F.R. Parts 730-744); U.S. Foreign Trade Regulations (15 C.F.R. Part 30); the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); the U.S. Treasury Department, Office of Foreign Assets Control regulations (30 C.F.R. Parts 500-599; and the Antiboycott laws (15 C.F.R. Part 760 and Section 999 of the U.S. Internal Revenue Code)).

“U.S. Import Laws”: means Laws administered by Customs under Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations and the U.S. Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives (“BATFE”) regulations (27 C.F.R. Part 447).

“U.S. Trade Control Agencies”: includes, but is not limited to, BATFE, BIS, DDTC, DOJ, Internal Revenue Service, OFAC, Office of Antiboycott Compliance, U.S. Census Bureau, Foreign Trade Division, and U.S. Immigration and Customs Enforcement.

“Working Capital”:  an amount equal to Current Assets less Current Liabilities.

“Working Capital Target Statement”:  as set forth in Section 2.4(a).

“Working Capital Target”:  as set forth in Section 2.4(c)(i).

Annex II

NOTICES

To the Purchaser:

Measurement Specialties, Inc.
1000 Lucas Way
Hampton, VA  23666
Attention:  Frank Guidone, CEO

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
One Atlantic Center, Suite 2800
1201 West Peachtree Street
Atlanta, GA  30309-3450
Fax:  (404) 682-7990
Attention:  Joseph B. Alexander, Jr., Esq.

To the Seller:

Tedea Ltd.
85 Medinat Hayehudim St.
Business Park - G Bldg - 7th Floor
46766 Herzliya - Israel
Fax: 972-9-9569081
E-mail: Mota@tedea.com

with a copy (which shall not constitute notice) to:

DAN OFFER, Adv.

OFFER AVNON OFFER & Co., Law Office
113 HAYARKON ST., TEL-AVIV 63573, ISRAEL
TEL: +972-3-5272272
FAX: +972-3-5271736

MOBILE: +972-54-4321333
E-MAIL: DAN.OFFER@OAO-LAW.CO.IL

And

John J. Molloy, III
18134 Kingsport Drive
Malibu, CA  90265
E-mail: john.molloy@live.com

ii

Exhibits

Exhibit A – Opinion of Counsel by counsel of the Seller

Exhibit B – Form of Restrictive Covenants Agreement

Exhibit C – Escrow Agreement

Exhibit D – Working Capital Target Statement